EXHIBIT 10(ii)

ASSET PURCHASE AGREEMENT

among

KERR GROUP, INC.,

KERR ACQUISITION SUB II, LLC,

as Purchaser,

and

TUBED PRODUCTS, INC.,

as Seller

Dated as of June 26, 2003

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
1.1	Definitions
1.2	Rules of Construction

ARTICLE II PURCHASE AND SALE OF PURCHASED ASSETS
2.1	Purchased Assets
2.2	Excluded Assets
2.3	Assumed Liabilities
2.4	Retained Liabilities
2.5	Purchase Price; Payment of Purchase Price; Adjustments
2.6	Allocation of Purchase Price
2.7	Closing
2.8	Assignment of Contracts

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
3.1	Organization and Qualification
3.2	Authority Relative to this Agreement
3.3	No Conflict
3.4	Required Filings and Consents
3.5	Financial Statements
3.6	Absence of Undisclosed Liabilities
3.7	Absence of Certain Changes or Events
3.8	Sufficiency and Title to Assets
3.9	Intellectual Property
3.10	Contracts
3.11	Permits
3.12	Compliance with Laws
3.13	Litigation
3.14	Books and Records
3.15	Employment Matters.
3.16	Employee Benefits
3.17	No Finder
3.18	Environmental Matters
3.19	Taxes and Tax Returns
3.20	Customers and Suppliers
3.21	Inventory
3.22	Insurance
3.23	Affiliate Transactions
3.24	Questionable Payments
3.25	Products Liability
3.26	No Powers of Attorney
3.27	Full Disclosure

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF KERR AND PURCHASER
4.1	Organization and Qualification
4.2	Authority Relative to this Agreement
4.3	No Conflict
4.4	Required Filings and Consents
4.5	No Finder
4.6	No Litigation
4.7	Commitment Letters

ARTICLE V ADDITIONAL COVENANTS
5.1	Conduct of Business
5.2	Intentionally Omitted
5.3	Consents, Filings and Authorizations; Efforts to Consummate
5.4	Notices of Certain Events
5.5	Public Announcements
5.6	Access to Information; Confidentiality
5.7	Expenses
5.8	Title and Survey Matters
5.9	No Recording
5.10	Intentionally Omitted
5.11	Intentionally Omitted
5.12	Patent Transfer
5.13	Price Decrease Notification

ARTICLE VI CONDITIONS TO CLOSING
6.1	Conditions to the Obligations of Seller and Purchaser
6.2	Conditions to Obligation of Seller
6.3	Conditions to Obligation of Purchaser

ARTICLE VII TERMINATION; EFFECT OF TERMINATION
7.1	Termination of Agreement
7.2	Effect of Termination; Right to Proceed

ARTICLE VIII POST-CLOSING COVENANTS
8.1	Certain Transitional Matters
8.2	Transfer and Retention of Transferred Employees; Employee Benefits
8.3	Non-Competition Covenant
8.4	Trademarks, Etc.
8.5	Tax Covenants
8.6	Records; Retention
8.7	Designated Reporting Person
8.8	Further Assurances

ARTICLE IX SURVIVAL; INDEMNIFICATION
9.1	Expiration of Representations and Warranties
9.2	Indemnification by Seller

9.3	Indemnification by Kerr and Purchaser
9.4	Notice of Claims
9.5	Opportunity to Defend Third Party Claims
9.6	Limitation of Liability
9.7	Effect of Taxes and Insurance
9.8	Treatment of Indemnity Payments; No Duplication

ARTICLE X GENERAL
10.1	Notices
10.2	Severability
10.3	Assignment; Binding Effect; Benefit
10.4	Incorporation of Exhibits and Schedules
10.5	Governing Law; Submission to Jurisdiction
10.6	Waiver of Jury Trial
10.7	Interpretation
10.8	Counterparts
10.9	Entire Agreement
10.10	Waivers and Amendments

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Intentionally Omitted
Exhibit C	Intentionally Omitted
Exhibit D	Form of Transition Services Agreement
Exhibit E	Intentionally Omitted
Exhibit F	Form of Assignment of Lease
Exhibit G	Form of Bill of Sale
Exhibit H	Form of Deed

SCHEDULES

Schedule 1.1(a)	Seller Affiliates
Schedule 1.1(b)	Closing Balance Sheet / Working Capital
Schedule 2.1(a)(i)	Real Property
Schedule 2.1(a)(ii)	Real Property Leases
Schedule 2.1(b)	Tangible Personal Property
Schedule 2.1(e)	Assigned Contracts
Schedule 2.1(f)	Listed Permits
Schedule 2.1(g)	Listed Intellectual Property
Schedule 2.1(j)	Vehicles
Schedule 2.2(d)	Excluded Tangible Personal Property
Schedule 2.2(g)	Excluded Assets
Schedule 3.1	Subsidiaries
Schedule 3.3	No Conflict of Seller
Schedule 3.4	Seller Consents
Schedule 3.5	Seller’s Balance Sheets
Schedule 3.6	Undisclosed Liabilities
Schedule 3.7	Certain Changes or Events
Schedule 3.8	Title to Assets
Schedule 3.9(a)	Registered Intellectual Property Rights
Schedule 3.9(d)	Intellectual Property Infringement
Schedule 3.9(e)	Intellectual Property Claims
Schedule 3.9(g)	Computer Software
Schedule 3.9(h)	Domain Names
Schedule 3.10	Material Contracts
Schedule 3.13	Litigation
Schedule 3.15	Employment Matters
Schedule 3.15(c)	Employment Loss
Schedule 3.16	Benefit Plans
Schedule 3.18	Environmental Matters
Schedule 3.19	Taxes and Tax Returns
Schedule 3.20	Customers and Suppliers
Schedule 3.22	Insurance
Schedule 3.23	Affiliate Transactions
Schedule 5.1	Conduct of Business
Schedule 5.1(m)	Permitted Capital Expenditures
Schedule 5.9	Title Commitments
Schedule 6.2(f)	Required Consents
Schedule 6.3(h)	Required Consents

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of June 26, 2003 among KERR GROUP, INC., a Delaware corporation (“Kerr”), KERR ACQUISITION SUB II, a wholly-owned limited liability company (“Purchaser”), and TUBED PRODUCTS, INC., a Maryland corporation (“Seller”).

RECITALS

Seller engages in the business of developing, manufacturing, marketing and distributing specialty molded closures and flexible plastic packaging primarily for the healthcare, personal care, health and beauty, pharmaceutical, household chemical, automotive, industrial and dentifrice industries (the “Business”).  Subject to the terms and conditions set forth herein, Seller desires to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser desires to purchase and acquire from Seller, all of Seller’s right, title and interest in and to all of the Purchased Assets, as defined herein (the “Acquisition”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Definitions.  As used herein, the following terms shall have the following meanings:

“Accounts Payable” means normal trade payables associated with the ongoing operations of the business, including liabilities relating to sales allowances, customer rebates, third party royalty payments and commissions, and pro-card accruals; provided that the disputed Manpower International, Inc. payable shall not be deemed to be an “Account Payable”.

“Acquisition” has the meaning given to such term in the Recitals.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  The Affiliates of Seller include the Persons listed on Schedule 1.1(a).

“Affiliate Marks” means the service marks, trademarks, trade names and domain names used by Seller in the operation of the Business and owned by or licensed to an Affiliate of Seller, as listed on Schedule 2.2(g).

“Agreement” means this Asset Purchase Agreement.

“Asserted Liability” has the meaning given to such term in Section 9.4.

“Assigned Contracts” has the meaning given to such term in Section 2.1(e).

“Assignment and Assumption Agreement” has the meaning given to such term in Section 2.5(b)(ii).

“Assignment of Lease” has the meaning given to such term in Section 6.2(d)(i).

“Associate” means, as to any Person, (a) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (b) any family member or spouse of such Person, or any family member of such spouse, or any individual who has the same home as such Person or who is a director or officer of such Person or any of its parents or Subsidiaries.

“Assumed Liabilities” has the meaning given to such term in Section 2.3.

“Audited Financials” has the meaning given to such term in Section 3.5.

“Base Purchase Price” has the meaning given to such term in Section 6.2(c)(vii).

“Business” has the meaning given to such term in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York City or San Francisco, California, are authorized or obligated by applicable Law to close.

“Capital Expenditures” means Seller’s actual capital expenditures properly classified as property, plant and equipment in accordance with GAAP (using, to the extent permitted by GAAP, the practices, procedures and methods historically used by Seller), accrued during the period beginning on December 1, 2002 and ending on the earlier of August 31, 2003 and the Closing Date; provided, however, that if the Closing does not occur on or prior to August 31, 2003 as a result of (i) postponement of the Closing by Seller pursuant to Section 5.8(b), (ii) a second request under the HSR Act under Section 7.1(b), or (iii) breach by Seller of its obligations hereunder, then Capital Expenditures shall accrue during the period beginning on December 1, 2002 and ending on the Closing Date.  For the avoidance of doubt, items set forth on Capital Expenditures Schedule 5.1(m) shall be deemed to be Capital Expenditures for purposes of this Agreement.

 “Capital Expenditures Adjustment” has the meaning given to such term in Section 2.5(f).

“Closing” has the meaning given to such term in Section 2.7.

“Closing Balance Sheet” means a balance sheet of Seller, prepared pursuant to Section 2.5(d) setting forth the Purchased Assets and the Assumed Liabilities as of the Closing Date to the extent such assets and liabilities would be shown on a balance sheet of Seller prepared in accordance with GAAP, using, to the extent permitted by GAAP, the practices, procedures and methods used by Seller in preparing the Audited Financials, which balance sheet shall be prepared by Purchaser.

“Closing Capital Expenditures” has the meaning given to such term in Section 2.5(f)(ii).

“Closing Capital Expenditures Adjustment” has the meaning given to such term in Section 2.5(f)(ii).

“Closing Capital Expenditures Objection Notice” has the meaning given to such term in Section 2.5(f)(ii).

“Closing Date” has the meaning given to such term in Section 2.7.

“Closing Proration” has the meaning given to such term in Section 2.5(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitments” has the meaning given to such term in Section 5.8(a).

“Computer Software” means all computer programs other than computer programs designed for use in the preparation of Tax Returns, and all documentation relating to the foregoing.

“Counterpart Plans” has the meaning given to such term in Section 8.2.

“Current Assets” shall mean the current assets of the Business that are among the Purchased Assets set forth in the Closing Balance Sheet.

“Current Liabilities” shall mean the current liabilities of the Business that are among the Assumed Liabilities set forth in the Closing Balance Sheet.

“De Minimis Losses” means a Loss resulting from a single set of facts or circumstances that does not exceed $10,000.

“Environmental Claim” means any claim, action, cause of action, investigation or notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by Seller, (b) any violation, or alleged violation, of any Environmental Law, and (c) the presence of fungus or mold in any building owned or operated by Seller.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Estimated Capital Expenditures” has the meaning given to such term in Section 2.5(f)(i).

“Exceptions” has the meaning given to such term in Section 5.8(a).

“Excluded Assets” has the meaning given to such term in Section 2.2.

“Excluded Contracts” has the meaning given to such term in Section 2.2(g).

“Final Closing Capital Expenditures” has the meaning given to such term in Section 2.5(f)(ii).

“Final Closing Capital Expenditures Adjustment” has the meaning given to such term in Section 2.5(f)(ii).

“GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity (including a court exercising executive, legislative, judicial, regulatory, administrative functions of, or pertaining to, government).

“Guarantee Obligations” has the meaning given to such term in Section 3.10(a)(vi).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person at any date shall include (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all liabilities secured by any Lien on property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (f) all Guarantee Obligations of such Person.

“Indemnified Party” has the meaning given to such term in Section 9.4.

“Indemnifying Party” has the meaning given to such term in Section 9.4.

“Independent Accounting Firm” means PricewaterhouseCoopers or such other independent accounting firm of national reputation as is selected by mutual agreement of Seller and Purchaser; provided, that if PricewaterhouseCoopers declines to serve and Seller and Purchaser cannot agree, the Independent Accounting Firm shall be selected by the American Arbitration Association in accordance with its then-prevailing rules; provided, further, that any services to be performed by PricewaterhouseCoopers or such firm selected by the American

Arbitration Association shall be performed by professionals who (i) have not previously performed any services for any of the Parties, Parent or their respective Affiliates and (ii) are based in an office of such firm that has not previously been the primary office from which services for any of the Parties, Parent or their respective Affiliates have been performed.

“Initial Capital Expenditures Adjustment” has the meaning given to such term in Section 2.5(f)(i).

“Intellectual Property” means, collectively, the Listed Intellectual Property and the Other Intellectual Property.

“IRS” means the United States Internal Revenue Service.

“Kerr” has the meaning given to such term in the preamble of this Agreement.

“Knowledge of Seller” means the actual knowledge of a particular fact or other matter being possessed as of the pertinent date by any of Robert G. Davey, Paul C. Beard, W. Geoffrey Carpenter, Tony Imbraguglio, Jim Dunn, Stephen Rafter, Craig Berger, James Farley, Linda Santos and CJ Nusom.

“Latest Balance Sheet” has the meaning given to such term in Section 3.6.

“Latest Balance Sheet Date” has the meaning given to such term in Section 3.6.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

 “Lien” means any mortgage, lien, claim, pledge, charge, equitable interest, right-of-way, easement, encroachment, security interest, preemptive right, right of first refusal or similar restriction or right, option, judgment, title defect or encumbrance of any kind.

“Listed Intellectual Property” has the meaning given to such term in Section 2.1(g).

“Listed Permits” has the meaning given to such term in Section 2.1(f).

“Losses” means any costs, payments, Taxes, losses, claims, damages and expenses whatsoever, including court costs and reasonable counsel and other professional fees and expenses.

“Material Adverse Effect” means any change or effect that, individually or taken together with all other such changes or effects that have occurred prior to the date of determination of the Material Adverse Effect, is materially adverse to the ability of Seller to achieve its projections or to the Business, assets, liabilities, financial condition or results of operations of Seller considered as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Material Adverse Effect:  (a) changes in general economic conditions or changes generally affecting the industry in which Seller operates (which changes do not affect Seller in a materially disproportionate manner); or (b) changes resulting from the loss, diminution or disruption, whether actual or threatened, of existing or prospective employee, customer, distributor or supplier relationships as to which Seller furnishes reasonable evidence that such changes have resulted from the announcement that Seller entered into this Agreement.

“Material Contracts” has the meaning given to such term in Section 3.10(a).

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances or hazardous substances listed, regulated, defined or included under Environmental Laws, including petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, and radon.

“Other Intellectual Property” means trade secrets and know-how, if any, owned by Seller and used by Seller in the operation of the Business as currently conducted, including trade secrets and know-how relating to the technology, systems and processes identified as such on Schedule 2.1(g).  Other Intellectual Property does not include patents, copyrights, service marks, service names, trademarks, trade names or domain names (or any applications therefor).

“Other Liens” has the meaning given to such term in Section 5.8(b).

“Parent” means McCormick & Company, Incorporated, a Maryland corporation.

“Party” means Seller, Purchaser or Kerr, as the context requires, and the term “Parties” means, collectively, Seller, Purchaser and Kerr.

“Permitted Exceptions” has the meaning given to such term in Section 5.8(a).

“Permitted Lien” means:  (a) any Lien imposed by Law for Taxes, assessments or governmental charges that are not yet delinquent and remain payable without penalty or that are being contested in good faith by appropriate proceedings; (b) any carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like Lien imposed by Law, arising in the ordinary course of business and securing obligations that are not overdue by more than forty-five (45) days or are being contested in good faith by appropriate proceedings; (c) any pledge or deposit made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance or other social security Laws or other statutory obligations of Seller; (d) any cash deposit or right of set-off to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, government contracts and other obligations of a like nature, in each case in the ordinary course of business; (e) any Lien arising by operation of Law; and (f) any Permitted Exception.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

“Plan” or “Plans” have the meanings given to such terms in Section 3.16.

“Pro Forma Revenues” has the meaning given to such term in Section 3.5.

“Product” has the meaning given to such term in Section 3.10(a)(ix).

“Purchase Price” has the meaning given to such term in Section 2.5(a).

“Purchase Price Objection Notice” has the meaning given to such term in Section 2.5(d).

“Purchased Assets” has the meaning given to such term in Section 2.1.

“Purchaser” has the meaning given to such term in the preamble of this Agreement.

“Purchaser Indemnitee” has the meaning given to such term in Section 9.2.

“Real Property” has the meaning given to such term in Section 2.1(a).

“Real Property Leases” has the meaning given to such term in Section 2.1(a).

“Registered Intellectual Property Rights” has the meaning given to such term in Section 3.9(a).

“Representative” means, with respect to either Party, any of such Party’s directors, officers, employees, attorneys, accountants or other agents.

“Retained Liabilities” has the meaning given to such term in Section 2.4.

“Security Deposits” means the full amount of any and all deposits made by or on behalf of Seller.

“Seller” has the meaning given to such term in the preamble of this Agreement.

“Seller Indemnitee” has the meaning given to such term in Section 9.3.

“Subsidiary” means, with respect to Seller, any corporation, partnership, limited partnership, limited liability company or other legal entity of which Seller (either alone or through or together with any other subsidiary) owns, directly or indirectly, a majority of the stock or other equity interests.

“Supply Agreement” has the meaning given to such term in Section 6.2(c)(vi).

“Surveys” has the meaning given to such term in Section 5.8(a).

“Tangible Personal Property” has the meaning given to such term in Section 2.1(b).

“Target Capital Expenditures” means * million multiplied by the quotient of (x) the number of days actually elapsed from December 1, 2002 through and including the applicable date provided in the definition of Capital Expenditures in this Section 1.1; divided by (y) 365.

“Target Working Capital” means the difference of (A) the product of (i) the sum of the net sales (which shall be net of discounts, allowances and other, similar adjustments used to calculate the Pro Forma Revenues, consistently applied) of Seller for the three full calendar months immediately preceding the Closing Date multiplied by *, multiplied by (ii) * minus (B) the lower of (i) * and (ii) the sum of accrued customer rebates, accrued commissions (third parties) and customer royalties as of the Closing Date.

“Tax Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“Taxes” means:  (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any Governmental Authority, including:  (i) taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (iii) license, registration and documentation fees; and (iv) customs duties, tariffs and similar charges; (b) any liability for the payment of any amounts of the type described in (a) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; (c) any liability for the payment of amounts of the type described in (a) or (b) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (d) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (a), (b) or (c).

“Terminated Employee” has the meaning given to such term in Section 8.2.

“Title Company” has the meaning given to such term in Section 5.8(a).

“Title Documents” has the meaning given to such term in Section 5.8(a).

“Title Objections” has the meaning given to such term in Section 5.8(b).

“Title Policy” has the meaning given to such term in Section 6.3(g).

“Transaction Documents” means, collectively, this Agreement and each of the other agreements and instruments to be executed and delivered by either or both of the Parties in connection with the consummation of the Acquisition.

“Transferred Employee” has the meaning given to such term in Section 8.2.

*  Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the SEC.  Such portions are omitted from this filing and filed separately with the SEC.

“Transition Services Agreement” has the meaning given to such term in Section 6.2(c)(v).

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

“Withholding Taxes” has the meaning given to such term in Section 2.5(b).

“Working Capital” shall mean Current Assets minus Current Liabilities, (prepared in accordance with GAAP, using, to the extent permitted by GAAP, the accounting principles, methodologies, procedures and classifications used by Seller in preparing the Audited Financials).

“Working Capital Adjustment” has the meaning given to such term in Section 2.5(d).

1.2           Rules of Construction.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.”  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  All Exhibits and Schedules attached to this Agreement shall be deemed incorporated herein by reference as if fully set forth herein.  Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement and to the Schedules and Exhibits, taken as a whole.  Except as otherwise expressly provided herein:  (a) any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time; (b) any reference in this Agreement to any Law shall include corresponding provisions of any successor Law and any regulations and rules promulgated pursuant to such Law or such successor Law; and (c) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.  Neither the captions to Sections or subdivisions thereof nor the Table of Contents shall be deemed to be a part of this Agreement.

ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS

2.1           Purchased Assets.  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of the Parties contained herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of all Liens other than Permitted Liens (except with respect to the Real Property, subject only to Permitted Exceptions), all of Seller’s right, title and interest in and to the following assets, properties, rights and interests of Seller as of the date hereof and those acquired after the date hereof and on or before the Closing Date, except for those assets, properties, rights and interests that are set forth in Section 2.2 as being Excluded Assets (collectively, the “Purchased Assets”):

(a)           all the real property and interests in real property described on Schedule 2.1(a)(i) and such as are required to make the statement in the second sentence of Section 3.8(a) true, together with all buildings, fixtures, facilities and other improvements located on such real property (collectively, the “Real Property”), and the leasehold estates, including any Security Deposits relating thereto, described on Schedule 2.1(a)(ii) and such as are required to make the statement in the first sentence of Section 3.8(b) true, under which Seller is a lessee (collectively, the “Real Property Leases”);

(b)           all the machinery, equipment, tools, furniture, computer hardware, materials, leasehold improvements, computing and telecommunications equipment and other items of tangible personal property owned by the Seller or (to the extent assignable) leased by Seller or by Affiliates of Seller and used in the operation of the Business on the Closing Date, including those listed or described on Schedule 2.1(b), together with any express or implied warranty by the manufacturer, seller or lessor of any such item or component part thereof, to the extent such warranties may be assigned without consent or any requisite consent is obtained (collectively, the “Tangible Personal Property”);

(c)           all inventories of Seller, including all finished goods, work in process, supplies and raw materials;

(d)           (i) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment; (ii) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes; and (iii) any claim, remedy or other right related to any of the foregoing;

(e)           all the contracts, leases, licenses, purchase orders, commitments and other binding arrangements of Seller, including those listed or described on Schedule 2.1(e) (“Assigned Contracts”);

(f)            all the permits, licenses, approvals, franchises, certificates, consents and other authorizations of any Governmental Authority issued to or held by Seller, including those listed or described on Schedule 2.1(f), and such as are required to make the statement in the first sentence of Section 3.11 true (collectively, the “Listed Permits”), to the extent they may be legally transferred by agreement;

(g)           all the patents, copyrights, service marks, trademarks, trade names and domain names (and all registrations and applications therefor) owned by or licensed to Seller and used, held for use or planned to be used in connection with products currently under active development, in each case, by Seller in the operation of the Business, including those listed or required to be listed on Schedule 2.1(g), and such as are required to make the statement in the first sentence of Section 3.9(a) true (the “Listed Intellectual Property”), together with the Other Intellectual Property;

(h)           all the data, records, files, manuals, blueprints and other documentation of Seller, in each case related to the Purchased Assets and used, held for use or planned to be used in connection with products currently under active development, in each case, by Seller in the operation of the Business, including:  (i) service and warranty records; (ii) sales promotion materials, creative materials, art work, photographs, public relations and advertising material, studies, reports, correspondence and other similar documents and records, whether in electronic form or otherwise; (iii) all client, customer and supplier lists, telephone numbers and electronic mail addresses with respect to past, present or prospective clients, customers and suppliers; (iv) copies of accounting and tax books, ledgers and records and other financial records; (v) all sales and credit records, catalogs and brochures, purchasing records and records relating to suppliers; and (vi) subject to applicable Law, original personnel records of all Transferred Employees;

(i)            all the payments (or pro rata portions thereof) made by Seller with respect to the Purchased Assets or the Business which constitute, as of the Closing Date, prepaid expenses in accordance with GAAP;

(j)            all the vehicles owned or (to the extent assignable) leased by Seller or by Affiliates of Seller and used in the operation of the Business on the Closing Date, in each case as listed on Schedule 2.1(j);

(k)           the goodwill related to the conduct of the Business and all rights to continue to use the Purchased Assets as an ongoing business;

(l)            all assets included in the calculation of Current Assets on the Closing Balance Sheet; and

(m)          all other assets, properties, rights, claims and interests of Seller that are not specifically included in the definition of the term “Excluded Assets” in Section 2.2.

2.2           Excluded Assets.  Notwithstanding anything to the contrary in Section 2.1, the following assets, properties, rights and interests of Seller (collectively, the “Excluded Assets”) are excluded from the Purchased Assets and shall remain the property of Seller after the Closing:

(a)           corporate seals, articles of incorporation, minute books, stock books, Tax Returns, original accounting and tax books, ledgers, records and other financial records or other records relating to the corporate organization of Seller;

(b)           all cash on hand, cash equivalents, investments (including stock, debt instruments, options and other instruments and securities) and bank deposits;

(c)           all accounts or notes receivable owed to Seller by Parent or any Person listed on Schedule 1.1(a) other than accounts owed by O.G. Dehydrated, a California corporation;

(d)           all rights of Seller:  (i) to use any service marks, service names, trademarks, trade names, domain names, logos or brand names, and related goodwill, of Parent or any other Person listed on Schedule 1.1(a) (including any derivatives thereof), or to use blueprints, drawings, designs, manuals, documentation or other intellectual property rights attributable to or which are used solely in Seller’s manufacturing of products for Parent or any other Person listed on Schedule 1.1(a) and (ii) in any tangible personal property (including molds, tooling and other equipment) which are used or usable solely in Seller’s manufacturing of products for Parent or any other Person listed on Schedule 1.1(a), in each case to the extent listed on Schedule 2.2(d);

(e)           all insurance policies, fidelity or surety bonds or fiduciary liability policies covering the Purchased Assets, the Business or the operations, employees, officers or directors of Seller and all rights of Seller of every nature and description under or arising out of such policies and bonds;

(f)            originals of all personnel records and other records that Seller is required by Law to retain in its possession;

(g)           the assets listed on Schedule 2.2(g), including the contracts, leases, licenses, permits, plans, purchase orders, commitments and other binding arrangements of Seller, including those between Seller and its Affiliates, listed on Schedule 2.2(g) (the “Excluded Contracts”);

(h)           any assets, properties, rights or interests of Seller which have been transferred or disposed of in the ordinary course of the Business prior to the Closing Date to the extent permitted by Section 5.1;

(i)            except as expressly provided in Section 2.5(c), claims for refunds of Taxes paid by Seller;

(j)            all shares of capital stock or other ownership interests held by Seller in any Subsidiary set forth on Schedule 3.1; and

(k)           all rights of Seller under this Agreement, including Seller’s rights in the consideration paid to Seller pursuant to this Agreement.

2.3           Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume on the Closing Date, upon the consummation of the Closing, and shall pay, perform and discharge when due, the following obligations and liabilities arising on or after the Closing Date (the “Assumed Liabilities”):

(a)           all obligations of Seller under the Assigned Contracts other than (i) liabilities or obligations arising from any pre-Closing breach or default by Seller of or under any Assigned Contract and (ii) liabilities for Capital Expenditures not yet paid that are included in the calculation of the Capital Expenditures Adjustment; and

(b)           Accounts Payable as set forth in the Closing Balance Sheet as of the Closing Date.

2.4           Retained Liabilities.  Purchaser shall not assume, and Seller shall pay, perform and discharge when due and remain liable for any and all liabilities of Seller (including any liability of Seller under this Agreement) and any liabilities that otherwise encumber the Business or the Purchased Assets, in each case other than the Assumed Liabilities (collectively, the “Retained Liabilities”).

2.5           Purchase Price; Payment of Purchase Price; Adjustments.

(a)           The aggregate consideration payable to Seller for the Purchased Assets (collectively, the “Purchase Price”) shall be as follows:

(i)            The Base Purchase Price, as adjusted at Closing in accordance with Section 2.5(c) and as adjusted after Closing in accordance with Sections 2.5(d) and 2.5(f);

(ii)           the assumption of the Assumed Liabilities; and

(b)           The Purchase Price shall be paid as follows:

(i)            At Closing, Purchaser shall pay Seller cash in the amount equal to the Base Purchase Price, plus or minus the Closing Proration, as determined in accordance with Section 2.5(c), plus or minus the Initial Capital Expenditures Adjustment and minus all applicable withholding Taxes (the “Withholding Taxes”).  Purchaser shall make such payment via wire transfer of immediately available funds to an account specified by Seller, which account shall be so specified at least two (2) Business Days prior to the Closing Date.

(ii)           At Closing, Purchaser shall execute and deliver an Assignment and Assumption Agreement, in the form attached as Exhibit A (the “Assignment and Assumption Agreement”), evidencing the assignment by Seller of certain of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities.

(iii)          After Closing, any Working Capital Adjustment due shall be paid by the paying Party within five (5) Business Days after the calculation of the Working Capital Adjustment becomes conclusive and binding on the Parties in accordance with Section 2.5(d).  The paying Party shall make such payment via wire transfer of immediately available funds to an account specified by the recipient Party, which account shall be so specified at least two (2) Business Days before payment of the Working Capital Adjustment becomes due.

(iv)          After Closing, any Final Closing Capital Expenditures Adjustment due shall be paid by the paying Party within five (5) Business Days after the calculation of the Final Closing Capital Expenditures Adjustment becomes conclusive and binding on the Parties in accordance with Section 2.5(f).  The paying Party shall make such payment via wire transfer of immediately available funds to an account specified by the recipient Party, which account shall be so specified at least two (2) Business Days before payment of the Final Capital Expenditure Adjustment becomes due.

(c)           Liability for all accrued or prepaid real estate Taxes attributable to the Real Property and the Real Property Leases shall be prorated between Seller and Purchaser as of 12:01 a.m. on the Closing Date based on the most recently ascertainable real estate Tax bill.  Such proration between the pre-Closing Date period and the post-Closing Date period shall be made by multiplying such Taxes by a fraction, the numerator of which is the actual number of days in the pre-Closing period and the denominator of which is the number of days in the real property tax year in which the real property taxes are assessed, as the case may be.  Any net credit resulting from such proration in favor of Seller shall be paid in cash by Purchaser to Seller at Closing and any resulting net credit in favor of Purchaser shall be credited against the

Purchase Price paid by Purchaser at Closing (such amount, as applicable, the “Closing Proration”).  Any refunds of such real estate Taxes made after the Closing shall first be applied to the unreimbursed third-party costs incurred by Seller or Purchaser in obtaining the refund, then shall be paid to Seller (for such Taxes accrued through the period prior to the Closing Date) and to Purchaser (for the period commencing on and after the Closing Date).  If any proceeding to determine the assessed value of the Real Property or the real estate Taxes payable with respect to the Real Property commenced before the date hereof is continuing as of the Closing Date, Seller shall be authorized to continue to prosecute such proceeding and shall be entitled to any abatement proceeds therefrom allocable to any period before the Closing Date, and Purchaser agrees to cooperate as reasonably requested with Seller and to execute any and all documents reasonably requested by Seller in furtherance of the foregoing.

(d)           The Purchase Price shall be: (i)  increased on a dollar for dollar basis to the extent that the Working Capital on the Closing Date exceeds the Target Working Capital and (ii) decreased on a dollar for dollar basis to the extent that the Working Capital on the Closing Date is less than the Target Working Capital (the “Working Capital Adjustment”).  Within sixty (60) days following the Closing, Purchaser shall prepare and deliver to Seller a Closing Balance Sheet as of the Closing Date, together with a calculation of the Working Capital Adjustment based on such Closing Balance Sheet.  Following delivery of the Closing Balance Sheet and Working Capital Adjustment, Purchaser shall provide Seller and its Representatives with reasonable access to the books, records, facilities and employees of Purchaser, and shall cooperate with Seller’s Representatives, in connection with Seller’s review of the Closing Balance Sheet and Working Capital Adjustment.  The Working Capital Adjustment calculated by Purchaser shall be conclusive and binding on the Parties unless Seller, within thirty (30) days after its receipt of the Working Capital Adjustment, gives Purchaser a written notice of objection setting forth in reasonable detail the amount in dispute and the basis for such dispute (a “Purchase Price Objection Notice”); provided, that Seller shall not be required to give details regarding the amount or basis of any dispute if Purchaser shall have failed to provide Seller the access and cooperation required by this Section.  If Seller delivers a Purchase Price Objection Notice, the Parties shall attempt in good faith to resolve such dispute through negotiation, and any agreement reached shall be conclusive and binding on the Parties.  If the Parties are unable, despite good faith negotiations, to resolve the disputes described in the Purchase Price Objection Notice within thirty (30) days after delivery of the Purchase Price Objection Notice, then the Parties shall promptly submit any such unresolved dispute to the Independent Accounting Firm.  The Parties shall cooperate fully with the Independent Accounting Firm, including providing all work papers and back-up materials relating to the unresolved disputes requested by the Independent Accounting Firm to the extent available to the Parties and their respective Representatives.  The determination of the Independent Accounting Firm shall be set forth in a written notice delivered to Purchaser and Seller within thirty (30) days after submission of the disputes to the Independent Accounting Firm and shall be conclusive and binding on the Parties.  The fees and expenses of the Independent Accounting Firm shall be shared equally by Seller and Purchaser.  The Working Capital Adjustment shall be revised to reflect the resolution of the disputes resolved in accordance with this Section 2.5(d).

(e)           Intentionally Omitted.

(f)            The Purchase Price shall be adjusted as follows:

(i)            Two Business Days before the Closing Date, the Seller shall deliver to Purchaser a certificate containing a calculation of the Capital Expenditures as of such date (the “Estimated Capital Expenditures”).  The Estimated Capital Expenditures minus the Target Capital Expenditures shall be the “Initial Capital Expenditures Adjustment”; provided that the Initial Capital Expenditures Adjustment shall be zero if such adjustment would otherwise be less than the product of (A) 0.05 and (B) the Target Capital Expenditures.  On the Closing Date, the Purchase Price shall be (i) increased on a dollar for dollar basis to the extent that the Initial Capital Expenditures Adjustment exceeds zero and (ii) decreased on a dollar for dollar basis to the extent that the Initial Capital Expenditures Adjustment is less than the zero.

(ii)           Within sixty (60) days following the Closing, Purchaser shall prepare and deliver to Seller a calculation of the Capital Expenditures as of the Closing Date (the “Closing Capital Expenditures”).  The Closing Capital Expenditures minus the Target Capital Expenditures, if any, shall be the “Closing Captial Expenditures Adjustment”; provided that the Closing Capital Expenditures Adjustment shall be zero if such adjustment would otherwise be less than the product of (A) 0.05 and (B) the Target Capital Expenditures.  Following delivery of the calculation of the Closing Capital Expenditures Adjustment, Purchaser shall provide Seller and its Representatives with reasonable access to the books, records, facilities and employees of Purchaser, and shall cooperate with Seller and its Representatives, in connection with Seller’s review of the Closing Capital Expenditures Adjustment.  The Closing Capital Expenditures Adjustment calculated by Purchaser shall be conclusive and binding on the Parties unless Seller, within thirty (30) days after its receipt of the Closing Capital Expenditures Adjustment, gives Purchaser a written notice of objection setting forth in reasonable detail the amount in dispute and the basis for such dispute (a “Closing Captial Expenditures Objection Notice”); provided, that Seller shall not be required to give details regarding the amount or basis of any dispute if Purchaser shall have failed to provide Seller the access and cooperation required by this Section.  If Seller delivers a Closing Capital Expenditures Objection Notice, the Parties shall attempt in good faith to resolve such dispute through negotiation, and any agreement reached shall be conclusive and binding on the Parties.  If the Parties are unable, despite good faith negotiations, to resolve the disputes described in the Closing Capital Expenditures Objection Notice within thirty (30) days after delivery of the Closing Capital Expenditures Objection Notice, then the Parties shall promptly submit any such unresolved dispute to the Independent Accounting Firm.  The Parties shall cooperate fully with the Independent Accounting Firm, including providing all work papers and back-up materials relating to the unresolved disputes requested by the Independent Accounting Firm to the extent available to the Parties and their respective Representatives.  The determination of the Independent Accounting Firm shall be set forth in a written notice delivered to Purchaser and Seller within thirty (30) days after submission of the disputes to the Independent Accounting Firm and shall be conclusive and binding on the Parties.  The fees and expenses of the Independent Accounting Firm shall be shared equally by Seller and Purchaser.  The Closing Capital Expenditures and the Closing Capital Expenditures Adjustment shall be revised to reflect the resolution of the disputes resolved in accordance with this Section 2.5(f) (the “Final Closing Capital Expenditures” and the “Final Closing Capital Expenditures Adjustment”, respectively).  After the Final Closing Capital Expenditures is determined in accordance with this Section 2.5(f), (x) Purchaser shall pay to Seller in accordance with Section 2.5(b)(iv) any amount by which the Final Closing Capital Expenditures Adjustment exceeds the Initial Capital Expenditures Adjustment and (y) Seller shall pay to Purchaser in accordance with Section 2.5(b)(iv) any amount by which the Final Capital Expenditures Adjustment is less than the Initial Capital Expenditures Adjustment.

2.6           Allocation of Purchase Price.  Promptly after the date hereof, but in any event within five (5) Business Days after the date hereof, Purchaser shall engage a valuation or appraisal firm and shall instruct it to deliver to Purchaser and Seller within twenty (20) days after engagement a statement of the value of the Real Property, Real Property Leases, and any motor vehicles for which a value must be stated in the applicable transfer documents or related filings to be made on or about the Closing Date.  By the later of: (i) February 1, 2004, (ii) 30 Business Days after the calculation of the Working Capital Adjustment becomes conclusive and binding on the Parties in accordance with Section 2.5(d) or (iii) 30 Business Days after the calculation of the Final Closing Capital Expenditures Adjustment becomes conclusive and binding on the Parties in accordance with Section 2.5(f), Purchaser shall deliver to Seller a statement (the “Final Allocation Statement”), such Final Allocation Statement to be subject to Seller’s consent, which consent shall not be unreasonably withheld allocating the Purchase Price, in accordance with Section 1060 of the Code and (with respect to the Real Property, Real Property Leases and motor vehicles described therein) in conformity with the statement of the valuation or appraisal firm described above, among: (a) the Purchased Assets, (b) the non-competition covenant contained in Section 8.3 of this Agreement and (c) the Assumed Liabilities required to be transferred pursuant to Section 6.3(e).  If the Parties are unable, despite good faith negotiations, to agree on such allocation within twenty (20) days after delivery of the Final Allocation Statement, then the Independent Accounting Firm will be retained to determine such allocation (the fees and expenses of which shall be shared equally by Purchaser and Seller) and shall be instructed to provide its determination to Purchaser and Seller, which determination shall be final and binding upon Purchaser and Seller.  The Parties agree that such allocation pursuant to the Final Allocation Statement shall be used in filing IRS Form 8594, Asset Acquisition Statement under Section 1060 of the Code (“Form 8594”), and all Tax Returns (except to the extent such filings are required to be made by Seller prior to receipt of the Final Allocation Statement, in which case the Parties shall agree on the appropriate allocation for such filings).  Subject to the requirements of applicable Tax Laws or prior Tax elections, neither Seller nor Purchaser will take any position inconsistent with such allocations in any Tax Return or in any examination of any Tax Return, in any refund claim or in any Tax litigation.  For avoidance of doubt, Seller shall have no liability for inconsistent Tax Returns or other filings made prior to Seller’s receipt of the Final Allocation Statement if made in a manner consistent with the procedures provided above if after receipt of the Final Allocation Statement Seller takes such steps as are reasonably available under applicable Law to amend such inconsistent Tax Returns to be consistent with the Final Allocation Statement.

2.7           Closing.  The consummation of the purchase and sale of the Purchased Assets in accordance with this Agreement (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Embarcadero Center, San Francisco, California 94111, on the second Business Day after all of the conditions precedent to Closing hereunder shall have been satisfied or waived, or at such other time and place as the Parties shall agree in writing.  Unless the parties otherwise agree in writing, the Closing with respect to the Real Property shall be conducted through a customary escrow arrangement with the Title Company.  The date of the Closing is referred to as the “Closing Date.”  The Parties shall deliver at the Closing such documents, certificates of officers and other instruments as are set forth in Article VI hereof and as may reasonably be required to effect the transfer by Seller of the Purchased Assets pursuant to and as contemplated by this Agreement and to consummate the Acquisition.  All events occurring at the Closing shall be deemed to occur simultaneously (with the concurrent delivery of the documents required to be delivered pursuant to Article VI, delivery of the Title Policies and payment of the Purchase Price).

2.8           Assignment of Contracts.  Seller shall use its best efforts (subject to the limitations below) to obtain the written consent of any third party required in connection with the transfer of any Assigned Contract to Purchaser on or before the Closing Date (including, for the avoidance of doubt, leaving in place any guarantees requested by any such third party as set forth under Section 5.11). Notwithstanding anything in this Agreement to the contrary, to the extent that any Assigned Contract is not assignable without the consent of another party whose consent has not been obtained, this Agreement shall not constitute an assignment or attempted assignment of such Assigned Contract if the assignment or attempted assignment would constitute a breach thereof or materially detract from the rights transferred to Purchaser.  If such consent is not obtained, then (A) Seller shall use its best efforts to enter into any arrangement requested by Purchaser that is designed to give Purchaser the full benefit of such Assigned Contract accruing on or after the Closing and that does not violate any applicable Law or presently existing agreement to which Seller is a party, and (B) Purchaser shall use its best efforts to cooperate with Seller to consummate such arrangement.  Notwithstanding anything to the contrary in this Section 2.8, (i) Seller shall not be required to make out-of-pocket payments to third parties (excluding payments to Seller’s or Parent’s employees or other internal costs of Seller or Parent) in excess of * in connection with its obligations under this Section 2.8 and (ii) neither of Purchaser and Kerr shall be required to make any payment to any third party in connection with its obligations under this Section 2.8.  Seller shall provide Purchaser with a reasonable opportunity to participate in any discussions or negotiations, written or oral, with each lessor under each Lease in connection with obtaining consent thereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Kerr and Purchaser to enter into this Agreement and to consummate the Acquisition, Seller represents and warrants to Kerr and Purchaser as follows:

3.1           Organization and Qualification.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on the Business as it is now being conducted.  Seller is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of the Business makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that do not have a Material Adverse Effect.  Except as set forth on Schedule 3.1, Seller has no Subsidiaries.

3.2           Authority Relative to this Agreement.  Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to

*  Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the SEC.  Such portions are omitted from this filing and filed separately with the SEC.

which it is a party, to perform its obligations hereunder and to consummate the Acquisition.  The execution and delivery of this Agreement and such other Transaction Documents by Seller and the consummation by Seller of the Acquisition have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the Acquisition other than filing and recordation of Articles of Transfer as required by Maryland law.  This Agreement and such other Transaction Documents have been or will be duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Purchaser, each such agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization or other similar Law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity).

3.3           No Conflict.  Except as set forth on Schedule 3.3, the execution and delivery of this Agreement by Seller do not, and the performance by Seller of its obligations hereunder and the consummation of the Acquisition will not:  (a) conflict with or violate any provision of the articles of incorporation or by-laws of Seller; (b) assuming that all filings and notifications described in Section 3.4 have been made, conflict with or violate any Law or order applicable to Seller or by which any of the Purchased Assets or Seller is bound or affected; or (c) result in any material breach of or constitute a material default under, or require notice or consent under, any mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument to which Seller is a party or by which any of the Purchased Assets is bound or affected, or result in the creation of a material Lien on any of the Purchased Assets, except in the case of clauses (b) and (c), for any conflict, violation, breach or default that would not reasonably be expected to have a Material Adverse Effect.

3.4           Required Filings and Consents.  The execution and delivery of this Agreement by Seller do not, and the performance by Seller of its obligations hereunder and the consummation of the Acquisition will not, require any consent, approval, authorization or permit of, or filing by Seller with or notification by Seller to, any Governmental Authority, except for:  (a) the consents, approvals, authorizations, declarations or rulings set forth on Schedule 3.4; (b) the filing of a Notification and Report Form pursuant to the HSR Act and the expiration or earlier termination of the applicable waiting period thereunder with respect to the Acquisition; and (c) such consents, approvals, authorizations, permits and filings the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

3.5           Financial Statements.  Set forth on Schedule 3.5 are true and complete copies of (a) Seller’s balance sheets at November 30, 2001 and 2002, and its income statements and statements of cash flows for the three (3) years ended November 30, 2002, together with the notes thereto and the report thereon of Ernst & Young LLP (the “Audited Financials”), and (b) Seller’s unaudited balance sheet at May 31, 2003 and the related unaudited consolidated income statements and a statement of capital expenditures for the six month period ended at such date (the “Interim Financials”) and (c) the pro forma presentation of Seller’s revenues for (i) the year ended November 30, 2002, and (ii) the six months ended May 31, 2003, which pro forma presentations are based on the Audited Financials or the Interim Financials, as applicable, and have been adjusted solely to reflect the pricing referred to in subclauses (x) and (y) below (the

“Pro Forma Revenues”).  The Audited Financials and, subject to normal and recurring quarter-end, year-end and audit adjustments, the Interim Financials have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to the Audited Financials and except for the absence of notes to the Interim Financials), and present fairly the financial position of Seller as of the applicable date and Seller’s results of operations and cash flows for the periods then ended.  Parent and Seller agree that the Pro Forma Revenues represent in all material respects the revenues of Seller for the periods set forth therein as if sales by Seller to Parent (x) during the year ended November 30, 2002 had occurred at prices set forth on Schedule 3.5 hereto and (y) during the six months ended May 31, 2003 had occurred at prices set forth on Schedules 3.1(a) and 3.1(b) to the Supply Agreement.  Parent and Seller agree that Seller’s aggregate gross margin on sales to Parent and the other Persons identified on Schedule 1.1(a) for the six months ended May 31, 2003 would not have been materially less than the aggregate gross margin set forth on Schedule 3.5 if the pricing on Schedules 3.1(a) and 3.1(b) to the Supply Agreement had been in effect during such period and such aggregate gross margins had otherwise been calculated in accordance with the practices, procedures and methods used by Seller in preparing the Interim Financials.  Parent and Seller acknowledge that Kerr and Purchaser’s acceptance of the prices set forth on Schedules 3.1(a) and 3.1(b) to the Supply Agreements is made solely in reliance on this representation.

3.6           Absence of Undisclosed Liabilities.  As of the date hereof, Seller does not have any liabilities (absolute, contingent, accrued or otherwise) in respect of the Business other than:  (a) liabilities reflected in the balance sheet of Seller at May 31, 2003 included in the Interim Financials (the “Latest Balance Sheet”); (b) liabilities incurred since the date of the Latest Balance Sheet (the “Latest Balance Sheet Date”) in the ordinary course of business; (c) obligations of continued performance under contracts and other commitments and arrangements entered into in the ordinary course of the Business to the extent permitted under Section 5.1; (d) the liabilities described on Schedule 3.6; and (e) liabilities under this Agreement.

3.7           Absence of Certain Changes or Events.  From the Latest Balance Sheet Date to the date hereof, except as contemplated by this Agreement or disclosed on Schedule 3.7, Seller has conducted the Business in the ordinary course of business and:

(a)           there has not been any material damage to or destruction or loss of any asset, property, right or interest of Seller used in the Business, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect;

(b)           Seller has not sold or transferred any material amount of its assets, properties, rights or interests used in the Business, other than sales of inventory and disposal of obsolete, damaged or defective inventory or other assets in the ordinary course of business;

(c)           Seller has not increased the salary, bonus or other compensation payable to any officer or employee of Seller other than in the ordinary course of business consistent with past practice;

(d)           Seller has not entered into, modified or terminated any contract or transaction involving a total remaining commitment of at least $250,000 other than in the ordinary course of business, or received written notice of termination of any material contract or transaction;

(e)           Seller has not entered into any agreement to take any of the actions set forth in subsections (b) through (d) of this Section 3.7; and

(f)            Seller has not taken or failed to take any other action which action or failure would violate Section 5.1 if such action or failure were to occur after the date hereof.

3.8           Sufficiency and Title to Assets.  Except as set forth on Schedule 3.8:

(a)           No proceeding is pending or, to the Knowledge of Seller, threatened for the taking or condemnation of all or any portion of the Real Property.  The Real Property is all of the real property owned by Seller.  Seller has not entered into any agreements giving any Person any right to lease, sublease or otherwise occupy any portion of the Real Property.  To the Knowledge of Seller, true and complete copies of all surveys of the Real Property in Seller’s possession have heretofore been furnished to Purchaser.  There are no ongoing proceedings (judicial or, to the Knowledge of Seller, legislative), claims or disputes of which Seller has notice affecting any Real Property that might curtail or interfere with the use of such property.  To the Knowledge of Seller, each Real Property is in material compliance with all Laws, including (i) the Americans with Disabilities Act, 42 U.S.C. § 12102, et seq., together with all rules, regulations and official interpretations promulgated pursuant thereto, and (ii) all Laws with respect to zoning, building, fire, life safety, health codes and sanitation.  Seller has not, since June 1, 2001, received any notices of existing violations of any Laws applicable to any Real Property.  Since January 1, 2001, Seller has not received any notice of, or other writing referring to, any requirements or recommendations by any insurance company that has issued a policy covering any part of the Real Property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Real Property, which repair or work has not been completed.  To the Knowledge of Seller, Seller has obtained all appropriate certificates of occupancy required to use and operate the Real Property located in the State of California in the manner in which such Real Property is currently being used and operated.  True and complete copies of all such certificates have heretofore been furnished to Purchaser.

(b)           The Real Property Leases are the only leasehold estates under which Seller is a lessee (or sublessee) of any real property or interest therein.  To the Knowledge of Seller, no proceeding is pending (and Seller has not received notice of any pending proceeding) and, to the Knowledge of Seller, no proceeding is threatened for the taking or condemnation of all or any portion of the property demised under the Real Property Leases.  A true and complete copy of each Real Property Lease has heretofore been delivered to Purchaser.  Each Real Property Lease is valid, binding and enforceable against Seller and, to the Knowledge of Seller (without inquiry), against the landlord thereunder in accordance with its terms and is in full force and effect with respect to Seller and, to the Knowledge of Seller (without inquiry) the landlord thereunder.  Seller has not encumbered the leasehold estate created by each Real Property Lease with any leasehold mortgages or any other Liens.  Seller has not received notice of any existing defaults by Seller under any of the Real Property Leases and, to the Knowledge of Seller, there are no existing defaults by Seller under any of the Real Property Leases.  To the Knowledge of

Seller, no event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any Real Property Lease.  To the Knowledge of Seller, Seller has obtained all appropriate certificates of occupancy required to use and operate each Real Property Lease in the manner in which such Real Property Lease is currently being used and operated in California and Massachusetts to the extent that Seller is obligated to obtain such certificate of occupancy pursuant to applicable Laws and the terms of the Real Property Leases.  True and complete copies of all such certificates have heretofore been furnished to Purchaser.

(c)           The Real Property, the premises demised under the Real Property Leases, the other assets comprising the Purchased Assets and the Affiliate Marks are, taken together, all of the assets used, held for use or planned to be used in connection with products currently under active development, in each case, in the Business, and are adequate and sufficient for the operation of the Business as currently conducted.

(d)           To the Knowledge of Seller, except as disclosed in the engineering reports previously made available to Purchaser and listed on Schedule 3.8, each of the buildings, improvements, and equipment owned, leased or used by Seller are structurally sound with no known defects and are in good operating condition and repair and are adequate for the uses to which they are being put.  Seller is not in possession of any engineering reports dated June 1, 1993 or later regarding the structural sufficiency of the buildings, improvements, and/or equipment owned, leased or used by Seller except as set forth in Schedule 3.8.  To the Knowledge of Seller, except as disclosed in the engineering reports previously made available to Purchaser and listed on Schedule 3.8, none of such buildings, improvements, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost.  The roof of each such structure is in good repair and condition.

(e)           Seller has good and valid title to the Tangible Personal Property, free and clear of all Liens other than Permitted Liens.

3.9           Intellectual Property.

(a)           Schedule 3.9(a) is a complete list of the Listed Intellectual Property that is the subject of any application filed with, or any registration issued by, any government agency (collectively, “Registered Intellectual Property Rights”).  All Registered Intellectual Property Rights and the Affiliate Marks are, to the Knowledge of Seller, enforceable, and all material fees, payments and filings due in respect of such Registered Intellectual Property Rights and the Affiliate Marks as of the date hereof have been made.  Each material item of Intellectual Property is:  (i) owned by Seller, free and clear of all Liens, restrictions or encumbrances on Seller’s right to transfer to Purchaser the Listed Intellectual Property and Other Intellectual Property (or in the case of the Affiliate Marks, owned by an Affiliate of Seller), or (ii) rightfully used by Seller pursuant to a valid license, sublicense, consent or other similar agreement identified as such in Schedule 3.9(a); and the Intellectual Property (together with any intellectual property included in the Excluded Assets) constitutes all of the intellectual property that is necessary to conduct the Business as currently conducted and in connection with products currently under active development.

(b)           Each material item of Intellectual Property transferred to Purchaser pursuant to the Acquisition shall be owned, available for use or enforceable, as the case may be, by Purchaser immediately following the Closing on substantially identical terms and conditions as it was owned by, available to or enforceable by, as the case may be, Seller immediately prior to the Closing.

(c)           The consummation of the Acquisition will not result in Kerr or Purchaser being bound by any non-compete or other restriction on the operation of the Business that was previously binding on Seller or the granting by Kerr or Purchaser of any rights or licenses to any intellectual property rights of Kerr or Purchaser to a third party (including a covenant not to sue) that was previously binding on Seller.

(d)           Except as disclosed on Schedule 3.9(d), Seller is not aware of any facts which would lead it to reasonably believe that the operation of the Business as currently conducted infringes or will infringe on any intellectual property rights of any other Person.

(e)           Except as disclosed on Schedule 3.9(e), no claims have been asserted nor, to the Knowledge of Seller, are threatened by any Person against Seller that:  (i) challenge the validity, enforceability, registrability or ownership by Seller of any of the Intellectual Property or (ii) claim that the operation of the Business as currently conducted infringes or will infringe any intellectual property rights of any other Person.  To the Knowledge of Seller, no third party is engaged in unauthorized use, infringement or misappropriation of any Intellectual Property.

(f)            There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations (other than license agreements in the ordinary course of business) which (i) restrict Seller’s rights to use any Intellectual Property; (ii) restrict Seller’s Business in order to accommodate a third party’s intellectual property rights; or (iii) permit third parties to use any intellectual property owned by Seller.

(g)           Schedule 3.9(g) lists all Computer Software owned or licensed by, or otherwise used in the Business, other than third party software applications that are generally available and have an individual acquisition cost of $5,000 or less, and identifies whether each of the foregoing items of Computer Software are owned, licensed or otherwise used, as the case may be.

(h)           Schedule 3.9(h) lists all domain names that are the subject of any application filed by Seller with, or any registration issued to Seller by, a recognized registration authority.

3.10         Contracts.

(a)           Schedule 3.10 sets forth a list of the following contracts, agreements and instruments pertaining to the Business to which Seller is a party or is bound as of the date hereof (collectively, the “Material Contracts”):

(i)            any contract involving more than $100,000 over the life of the contract;

(ii)           any contract that expires more than one (1) year after the date of this Agreement or that may be renewed at the option of any Person other than Seller so as to expire more than one (1) year after the date of this Agreement;

(iii)          any trust indenture, mortgage, promissory note, loan agreement or other contract for borrowed money (other than trade payables incurred in the ordinary course of business not exceeding $100,000 individually or $200,000 in the aggregate);

(iv)          any contract for capital expenditures in excess of $200,000 in the aggregate except as set forth on Schedule 5.1(m);

(v)           any contract limiting the freedom of Seller to engage in any line of business or to compete with any other Person, or any confidentiality, secrecy or non-disclosure contract or any contract that may be terminable as a result of Seller’s status as a competitor of any party to such contract;

(vi)          any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the liabilities of any other Person other than customer agreements made in the ordinary course of the Business (“Guarantee Obligations”);

(vii)         any employment contract, arrangement or policy (including any collective bargaining contract or union agreement) which may not be immediately terminated without notification or penalty (including any augmentation or acceleration of benefits);

(viii)        any contract providing for a joint venture, partnership or similar legal relationship with any other Person;

(ix)           any contract granting to any Person, on a conditional basis or otherwise, any ownership interest in, or license to manufacture or prepare, any product developed, manufactured or sold by the Business (each, a “Product”) utilizing any proprietary recipe or formulation;

(x)            any sales agency, distribution or similar agreements with respect to Products or for the distribution by Seller of products of another party involving consideration in excess of $100,000;

(xi)           any agreement providing for a rebate, discount, bonus or commission in excess of $100,000 with respect to the sale of any Product;

(xii)          any agreement requiring Seller to advance or loan any amount in excess of $100,000 to or on behalf of any of its directors, employees, shareholders, Affiliates or Associates (or their respective Affiliates or Associates);

(xiii)         any agreement providing for the acquisition after January 1, 2001 by Seller (or any predecessor in interest) of any real property, operating business or the shares or other equity interests of any Person for consideration in excess of $100,000;

(xiv)        any employment, severance, consulting or other agreement of any nature with any current or former shareholder, director, officer or any Affiliate thereof involving consideration in excess of $100,000 per year individually or $100,000 per year in the aggregate;

(xv)         any agreement restricting the ability of Seller to incur Indebtedness;

(xvi)        any agreement relating to Indebtedness, interest rate swap or hedging agreements, sale and leaseback transactions and other similar financing transactions;

(xvii)       any contract existing between Seller and any Governmental Authority;

(xviii)      any agreement providing for the provision by Seller to any third party of any confidential information or restricting Seller from providing such information to third parties;

(xix)         any agreement restricting Seller’s ownership, operation, sale, transfer, pledge or other disposition of any of the Purchased Assets;

(xx)          any Real Property Lease;

(xxi)         any agreement providing for production by Seller of any Product on an exclusive or requirements basis;

(xxii)        any agreement with a consultant or subcontractor involving payment of consideration over the term of such agreement in excess of $100,000; or

(xxiii)       any contract, agreement or instrument within the Knowledge of Seller which is otherwise material to the conduct or operation of the Business.

(b)           Seller has performed in all material respects the obligations required to be performed by it under the Material Contracts, and, to the Knowledge of Seller, each of the Material Contracts is valid and binding and in full force and effect.  True, correct and complete copies of all Material Contracts have been made available to Purchaser.  Seller has not made or received any claim of any material default under any Material Contract, and as of the date hereof, to the Knowledge of Seller, there is no material breach or anticipated breach by any other party to any Material Contract.

3.11         Permits.  The Listed Permits are all material permits, licenses, approvals, franchises, certificates, consents and other authorizations of any Governmental Authority that are required in order for Seller to conduct the Business as it is now being conducted.  Each of the Listed Permits is in full force and effect, except for immaterial failures.  To the Knowledge of Seller, Seller is not in conflict in any material respect with or in material default or violation of any Listed Permit.

3.12         Compliance with Laws.  Seller is not in material conflict with or in material default or violation of any Law applicable to the Purchased Assets or the Business.

3.13         Litigation.  Except as set forth on Schedule 3.13, as of the date hereof, there are no material claims, actions, suits, investigations, arbitrations, inquiries or proceedings pending or, to the Knowledge of Seller, threatened, against Seller before any Governmental Authority.

3.14         Books and Records.  All books of account and other financial books and records of Seller directly relating to the Business are true, correct and complete in all material respects.

3.15         Employment Matters.

(a)           Schedule 3.15 sets forth a list of all Persons who were employed by Seller, on a full time or a part time basis, as of February 1, 2003, including all such Persons who at such date were on military leave, disability leave or any other leave approved by the Company or mandated by applicable Law and a description of all compensation and benefits provided by Seller to each such Person, which list is true and complete in all material respects.  Except as otherwise required by Law or as set forth on Schedule 3.15, the employment of all such employees is terminable by Seller at will.

(b)           Except as set forth on Schedule 3.15:  (i) Seller is not a party to any contract with any labor organization or other bargaining representative of its employees; (ii) there is no unfair labor practice charge or complaint pending or, to the Knowledge of Seller, threatened against Seller; (iii) Seller has not experienced any labor strike, slowdown, work stoppage or similar labor controversy within the past three (3) years; (iv) Seller has paid in full to all of its employees all compensation and benefits due and payable to such employees; and (v) Seller is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health and Seller has not received written notice of any investigation, charge or complaint against Seller relating to the Business pending before the Equal Employment Opportunity Commission or any other federal, state or local government agency or court or other tribunal regarding an unlawful employment practice.

(c)           Since January 1, 2003, (i) Seller has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Seller; and (iii) Seller has not engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign law or regulation.  Except as set forth on Schedule 3.15(c), no employee of Seller has suffered an “employment loss” (as defined in the WARN Act) during the six-month period prior to the date of this Agreement.

3.16         Employee Benefits.  Schedule 3.16 sets forth a complete and accurate list as of the date hereof of each employment, consulting, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance or termination pay, change in control, hospitalization or other medical, life, disability or other insurance, supplemental unemployment benefits, savings, profit-sharing, pension or retirement plan, program, policy, agreement or arrangement, and each other employee or fringe benefit plan, program, policy agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Seller for the benefit of Seller’s employees, whether formal or informal and whether legally binding or not (each, a “Plan;” collectively, the “Plans”).  No event has occurred in connection with any Plan that has, will or may result in any fine, penalty, assessment or other liability for which any transferee of assets of Seller may be responsible, whether by operation of Law or by contract.  The transactions contemplated by this Agreement, will not, either alone or in combination with any other event or events, cause Kerr or Purchaser to incur any liabilities with respect to any Plan, including (a) any liability under Section 4980B of the Code or (b) any liability with respect to any employee of Seller that was incurred or arose on or prior to the Closing Date.

3.17         No Finder.  Seller has not incurred any liability to any broker, finder, investment banker or any other Person for any brokerage, finder’s or other fee or commission in connection with this Agreement or the Acquisition.

3.18         Environmental Matters.

(a)           Except as set forth on Schedule 3.18, (i) the Business is in material compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Seller and its Subsidiaries of all permits and other governmental authorizations required under Environmental Laws for the Business, and compliance with the terms and conditions thereof; (ii) neither Seller nor any of its Subsidiaries has received any written or, to the Knowledge of Seller, oral communication, whether from a Governmental Authority or any other Person, that alleges that the Business is not in compliance with any Environmental Laws, and, to the Knowledge of Seller, there are no circumstances that would be reasonably expected to prevent or interfere with such compliance in the future.  For purposes of this Section 3.18, “Knowledge of Seller” includes the actual knowledge of each plant Manager and environmental manager for each facility or property in the Business named in Schedule 3.18.

(b)           Except as set forth on Schedule 3.18, there is no Environmental Claim pending or, to the Knowledge of Seller, threatened against Seller and any of its Subsidiaries relating to the Business or, to the Knowledge of Seller, against any Person whose liability for any Environmental Claim relating to the Business Seller or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(c)           Except as set forth on Schedule 3.18, to the Knowledge of Seller, there has been no release, emission, discharge, presence or disposal of any Material of Environmental Concern, and there are no actions, activities, circumstances, conditions, events or incidents that present a material threat of release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any material Environmental Claim against Seller or any Subsidiary relating to the Business, or, to the Knowledge of Seller, against any Person whose liability for any Environmental Claim relating to the Business Seller or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(d)           Except as set forth on Schedule 3.18:  (i) neither Seller nor any Subsidiary is the subject, either directly or indirectly, of any Environmental Claim with respect to any on-site or off-site locations where Seller or any Subsidiary has stored, disposed or arranged for the disposal of Materials of Environmental Concern for, from or with respect to the Business, (ii)

there are no underground storage tanks located on property owned or controlled by Seller or any Subsidiary for the Business, and, to the Knowledge of Seller, there are no underground storage tanks located on property otherwise used for the Business, (iii) there is no damaged asbestos contained in or forming part of any building, building component, structure or office space owned, leased or otherwise used for the Business, (iv) to the Knowledge of the Seller, there is no other asbestos contained in or forming part of any building, building component, structure or office space owned, leased or otherwise used for the Business, and (v) to the Knowledge of Seller, no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any property owned, used or leased for the Business.

(e)           Except as set forth on Schedule 3.18, Seller has provided to Purchaser all written assessments, reports, data, results of investigations or audits and similar documents that are in the possession of or reasonably available to Seller or any Subsidiary regarding the environmental condition of the property owned, used or leased for the Business, or the compliance (or noncompliance) by Seller or any Subsidiary with any Environmental Laws relating to the Business.

(f)            Except as set forth in Section 5.10 or on Schedule 3.18, Seller is not required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any governmental authority, or (iv) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.

(g)           With respect to the matters disclosed in the reports listed in Schedule 3.18(g) hereto, there is no individual item or series of related items that would reasonably be expected to cause Losses greater than $200,000, or that, taken in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.19         Taxes and Tax Returns.  Except as set forth on Schedule 3.19:

(a)           Seller has timely filed or will have timely filed on its behalf (taking into account extensions to file) those Tax Returns which are currently due or, if not yet due, will timely file, or will have timely filed on its behalf (taking into account extensions to file) all Tax Returns required to be filed by it or on its behalf for all taxable periods ending on or before the Closing Date, and all such Tax Returns are, or will be when filed, true, correct and complete in all material respects;

(b)           Seller has paid, or had paid on its behalf, to the appropriate Governmental Authority, or, if payment is not yet due, will pay, or will have paid, to the appropriate Governmental Authority, all Taxes due and payable for all taxable periods beginning on or before the Closing Date;

(c)           except in the case of a Lien for ad valorem property taxes or income taxes not yet due and payable or otherwise disclosed on Schedule 3.19, there is no unpaid Tax which constitutes a Lien upon any of the Purchased Assets;

(d)           Seller is not a party to any Tax allocation or Tax sharing agreement or has any liability or obligation to any Person as a result of, or pursuant to, any such allocation or agreement, except as set forth in the notes to the Audited Financials; and

(e)           Seller is not a Person other than a “United States Person” within the meaning of the Code.

3.20         Customers and Suppliers.

(a)           Schedule 3.20 lists the ten customers of Seller who, during the period December 1, 2001 to November 30, 2002, purchased the largest amount of Products from Seller, based on net sales.  Since December 1, 2002, except as set forth on Schedule 3.20, there has not been any material adverse change in the business relationship of Seller with any such customer or customers.  Except as set forth on Schedule 3.20, no such customer has materially reduced its purchases since December 1, 2002, or, to the Knowledge of Seller or to the actual knowledge of the salesperson responsible for the account of such customer, has advised Seller that it is (i) terminating, considering terminating, or planning to terminate its business relationship with Seller, or (ii) considering reducing or planning to reduce (other than oral statements made in the ordinary course of business in connection with contract renewal negotiations) its future purchases from Seller by 10% or more.

(b)           Since December 1, 2002, no Person who supplies resin to Seller has reduced the supply of resin available to Seller or, to the Knowledge of Seller or to the actual knowledge of the purchaser responsible for the account of such supplier, advised Seller that it is (i) terminating or intends to terminate its business relationship with Seller or (ii) reducing or intends to reduce the supply of resin available to Seller by 10% or more.  Seller currently maintains sufficient resin inventory to conduct the Business as it is conducted.  Seller has access to sufficient amounts of resin supply, purchasable at then prevailing market prices, necessary to conduct the Business as it is conducted.

3.21         Inventory.  The inventory reflected in the Latest Balance Sheet is good and merchantable material, of a quality and quantity saleable in the ordinary course of Business consistent with Seller’s past practice and was acquired by Seller in the ordinary course of business of the Business consistent with Seller’s past practice and is carried on the books and records of Seller in accordance with GAAP.

3.22         Insurance.  Set forth in Schedule 3.22 is a complete and accurate list as of the date hereof of all insurance policies carried by Seller (as a party, named insured or otherwise the beneficiary of coverage).  All such insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date.  Such policies are sufficient for compliance with all requirements of Law and of all agreements to which Seller is a party, are valid, outstanding and enforceable policies, insure against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated and by companies engaged in similar businesses and owning similar properties.  Neither Seller nor, to the Knowledge of Seller, any other insured party to any insurance policy, is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notices) and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination or modification of any such policy.  The Seller has not been denied coverage since January 1, 2000.  Seller does not currently owe any deficiency amounts or Taxes for industrial insurance obligations arising under applicable state law.

3.23         Affiliate Transactions.  Schedule 3.23 lists all agreements and arrangements and contains a summary of all transactions since January 1, 2000 and all currently proposed agreements, arrangements and transactions related to the Business and that are between Seller, on the one hand, and any current or former director, officer, shareholder or other Affiliate or Associate of Seller, or any of their respective Affiliates or Associates, or any entity in which any such Person has a direct or indirect material interest, on the other hand.  All Indebtedness that is related to the Business and that is owed by any of the current or former officers, directors, shareholders or other Affiliate or Associate of Seller, or any of their respective Affiliates or Associates, are reflected in the Latest Balance Sheet.

3.24         Questionable Payments.  Neither Seller nor any employee, officer, director, Affiliate or Associate of Seller or other Person acting on behalf of Seller, has (a) used any corporate or company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to government officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books or records of any of such corporations; (e) made any bribe, payoff, kickback or other unlawful payment; or (f) made any material favor or gift which is not, in good faith, believed by Seller to be fully deductible by Seller or Seller’s consolidated group for any income tax purposes and which was, in fact, so deducted.

3.25         Products Liability.  Except as set forth on Schedule 3.13, there are no material claims presently pending or, to the Knowledge of Seller, threatened against Seller that are (a) for products liability on account of any express or implied warranty, law, regulation or other theory or (b) for personal injury.

3.26         No Powers of Attorney.  Seller has not granted any general or special powers of attorney or any other authorizations of third parties to act as agents for Seller except for powers of attorney granted in connection with Seller’s Taxes and Tax Returns.

3.27         Full Disclosure.  No representation or warranty by Seller in this Agreement or statement in any Schedule contains any untrue statements of a material fact or omits to state any material fact necessary, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF KERR AND PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the Acquisition, each of Kerr and Purchaser jointly and severally represents and warrants to Seller as follows:

4.1           Organization and Qualification.  Purchaser is a limited liability company and Kerr is a corporation, each duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Kerr and Purchaser is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that do not have a material adverse effect on the ability of Kerr and Purchaser to consummate the transactions contemplated hereby.

4.2           Authority Relative to this Agreement.  Each of Kerr and Purchaser has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the Acquisition.  The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by each of Kerr and Purchaser and the consummation by Purchaser of the Acquisition have been duly and validly authorized by all necessary corporate action on the part of each of Kerr and Purchaser, and no other corporate proceedings on the part of Kerr or Purchaser are necessary to authorize this Agreement or to consummate the Acquisition other than the filing and recordation of Articles of Transfer as required by Maryland law.  This Agreement and the other Transaction Documents to which it is a party have been or will be duly executed and delivered by each of Kerr and Purchaser and, assuming the due authorization, execution and delivery by Seller, each such agreement constitutes a legal, valid and binding obligation of each of Kerr and Purchaser, enforceable against each of Kerr and Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization or other similar Law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity).

4.3           No Conflict.  The execution and delivery of this Agreement by each of Kerr and Purchaser do not, and the performance by each of Kerr and Purchaser of its obligations hereunder and the consummation of the Acquisition will not:  (a) conflict with or violate any provision of the certificate of incorporation or by-laws of Kerr or the certificate of formation or limited liability company operating agreement for Purchaser; (b) to the knowledge of Kerr and Purchaser, assuming that all filings and notifications described in Section 4.4 have been made, conflict with or violate any Law or order applicable to Kerr or Purchaser or by which Kerr or Purchaser or any of their assets or properties is bound or affected; or (c) to the knowledge of Kerr and Purchaser, result in any material breach of or constitute a material default under, or require notice or consent under, any mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument to which Kerr or Purchaser is a party or by which Kerr’s or Purchaser’s assets or properties are bound, or result in the creation of a material Lien on any asset or property of Kerr or Purchaser, except in the case of clauses (b) and (c), for any conflict, violation, breach or default that would not reasonably be expected to have a material adverse effect on the ability of Kerr or Purchaser to consummate the transactions contemplated hereby.

4.4           Required Filings and Consents.  The execution and delivery of this Agreement by each of Kerr and Purchaser do not, and the performance by Kerr or Purchaser of its obligations hereunder and the consummation of the Acquisition will not, require any consent, approval, authorization or permit of, or filing by Kerr or Purchaser with or notification by Kerr or Purchaser to, any Governmental Authority, except for:  (a) the filing of a Notification and

Report Form pursuant to the HSR Act and the expiration or earlier termination of the applicable waiting period thereunder with respect to the Acquisition and (b) such consents, approvals, authorizations, permits and filings the failure of which to obtain would not reasonably be expected to have a material adverse effect on the ability of Kerr or Purchaser to consummate the transactions contemplated hereby.

4.5           No Finder.  Other than an aggregate fee of $1,687,500 payable to Fremont Partners, L.L.C. and Fremont Partners III, L.L.C., which fee shall be the sole responsibility of Kerr and/or Purchaser, neither Kerr nor Purchaser has agreed to pay to any broker, finder, investment banker or any other Person a brokerage, finder’s or other fee or commission in connection with this Agreement or the Acquisition.

4.6           No Litigation.  There is no claim, action, suit or proceeding pending or, to the knowledge of Kerr and Purchaser, threatened, before any Governmental Authority that prohibits or restricts, or seeks to prohibit or restrict, the consummation of the Acquisition.

4.7           Commitment Letters.  Kerr has provided to Seller a true and complete copy of the commitment letter received by Kerr from Wells Fargo Bank.

ARTICLE V

ADDITIONAL COVENANTS

5.1           Conduct of Business.  From the date hereof through the Closing Date, except as contemplated by this Agreement or described on Schedule 5.1, Seller agrees to conduct Seller’s operations in the ordinary course, consistent with past practice, and agrees to:

(a)           use its commercially reasonable efforts to (i) preserve for the benefit of Purchaser the goodwill and the existing relationships of Seller with its customers, suppliers and others with whom Seller deals; (ii) retain the services of its key employees; (iii) perform its obligations under the Material Contracts; (iv) maintain, keep and preserve the Business and the Purchased Assets in the same condition as the date hereof, except that in the case of any Purchased Assets constituting Tangible Personal Property, ordinary wear and tear and casualty is permitted; (v) preserve intact the Business and its organization; (vi) maintain books and records in accordance with past practice; and (vii) maintain in effect the insurance coverage provided under the policies set forth in Schedule 3.22;

(b)           not waive, release or cancel any material claims against third parties or material debts owing to Seller, other than customer billing reductions and write-downs made in the ordinary course of business consistent with past practice and other than in respect of claims or debts that would be Excluded Assets;

(c)           not (i) grant any general increase in the compensation of officers or employees, except in accordance with pre-existing contracts or consistent with past practice; (ii) enter into any contract with any employee, officer, director, Affiliate or Associate of Seller or any Affiliate or Associate of any such Person, provided, however, that this shall not prevent Seller from hiring employees on an at-will basis to fill an opening vacated by a departing or transferring employee in the ordinary course of business, provided that the compensation being offered to the individual is consistent with other personnel in the same or a similar position; (iii)

enter into any collective bargaining agreement or similar contract; (iv) enter into any agreement that requires Seller to pay any severance or termination pay (or that requires that the Seller provide a certain period of notice to an employee in advance of the effective date of termination or pay in lieu of such advance notice) to any employee, director, officer or consultant of Seller, provided that this shall not serve to prohibit Seller from paying any severance or termination pay (or pay in lieu of advance notice) which Seller was obligated to pay pursuant to any agreement, policy or practice entered into prior to the execution of this Agreement, even if the event triggering the actual obligation to pay such amounts occurs after the execution of this Agreement; (v) adopt or materially amend any employee or fringe benefit plans, agreements or arrangements, except as required pursuant to applicable Law; or (vi) engage in any work force reduction or restructuring resulting in employee layoffs triggering the notification requirements under the Worker Adjustment and Retraining Notification Act or similar applicable state or municipal statute or ordinance;

(d)           not make any change in any accounting principle, method, estimate or practice, except for any such change required by reason of a concurrent change in GAAP;

(e)           not (i) enter into any contract, agreement, commitment or binding understanding or arrangement requiring performance during or following a period in excess of one year or outside of the ordinary course of business consistent with past practice; or (ii) without prior consultation with Purchaser, renew, fail to renew, or permit or not permit to be automatically renewed any material agreement, including any material customer, supplier, distributor, licensing, employment or other material contracts, to which Seller is a party (other than amendments or terminations of agreements pursuant to or contemplated by this Agreement);

(f)            not (i) cancel, materially modify or materially amend any Real Property Lease or Material Contract; (ii) contract for or incur any expense in connection with opening any additional Business facility; (iii) cancel any of the Listed Permits or allow any Listed Permit to expire or not be renewed; (iv) revalue any of its material assets or any material amount of its properties, other than in the ordinary course of business consistent with past practice; or (v) sell or dispose of any of the Purchased Assets (except for the sale of inventory and the disposition of damaged or defective inventory, equipment or other material in the ordinary course of business consistent with past practice), or permit the creation of any Lien, except for Permitted Liens;

(g)           not enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, manufacturing or other exclusive rights of any type or scope with respect to any of its products or proprietary technology, other than exclusive rights of Seller’s customers in molds, tooling and other design materials of such customers;

(h)           not amend the certificate of incorporation, bylaws or similar organizational documents of Seller;

(i)            not merge or consolidate with any other Person or acquire a material amount of assets or equity or debt securities from any other Person, except for purchases of supplies and capital expenditures in the ordinary course of business consistent with past practice or otherwise in accordance with Seller’s projections;

(j)            not commence a lawsuit, claim, action, arbitration or other administrative or judicial proceeding other than (i) for the routine collection of bills, (ii) in such cases where Seller in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of Seller’s business, provided Seller consults with Purchaser prior to filing such suit, or (iii) for a breach of this Agreement;

(k)           not (i) pay, discharge, or satisfy any material claim, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice; or (ii) fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities or obligations when due and payable;

(l)            not take or fail to take any action that would cause any of the representations and warranties of Seller contained in this Agreement to be untrue in any material respect as of the Closing Date (disregarding for these purposes any materiality or Material Adverse Effect qualifier contained therein);

(m)          not make any capital expenditure exceeding $200,000 individually or in the aggregate other than those set forth on Schedule 5.1(m) without the prior written consent of Kerr;

(n)           not perform or take, or fail to perform or take, any action that has or is reasonably likely to have a Material Adverse Effect; or

(o)           not agree or commit to do any of the foregoing provided in subsections (b) through (n).

Notwithstanding any of the foregoing, nothing herein shall be construed to prohibit or restrict any activities or transactions undertaken with respect to any of the Excluded Assets, the Retained Liabilities, or the business of Seller other than the Business, so long as, in each case, such activities or transactions will not have a negative effect on the Purchased Assets or the Business.

5.2           Intentionally Omitted

5.3           Consents, Filings and Authorizations; Efforts to Consummate.  As promptly as practicable after the date hereof, Purchaser and Seller shall make all filings and submissions under such Laws as are applicable to them or to their respective Affiliates, including the filing of a Notification and Report Form pursuant to the HSR Act, and as may be required for the consummation of the Acquisition in accordance with the terms of this Agreement.  Purchaser and Seller shall consult with each other prior to any such filing, and neither Seller nor Purchaser shall make any such filing or submission to which the other of them reasonably objects in writing.  All such filings shall comply in form and content in all material respects with applicable Laws.  Subject to the terms and conditions herein, each of Seller and Purchaser, without payment or further consideration, shall use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable:  (a) to cause the conditions to the obligations of the other Party to consummate the Acquisition to be satisfied as soon as reasonably practicable (including, in the case of Seller, the removal of all Liens on the

Purchased Assets other than Permitted Liens) and (b) under applicable Laws, permits and orders, to consummate and make effective the Acquisition as soon as reasonably practicable, including obtaining all consents required in connection with such Party’s consummation of the Acquisition.  Seller and Parent (but only to the extent that Parent shall make available its Representatives who are substantially involved in the Business) shall provide Kerr and Purchaser with reasonable assistance to obtain the debt financing needed by Purchaser for the consummation of the transactions contemplated by this Agreement, subject to reimbursement by Kerr and Purchaser for any reasonable documented out-of-pocket expenses incurred by Seller or Parent in connection with the providing of such assistance.  Such assistance shall include, to the extent it is commercially reasonable for Seller and Parent to do so, making appropriate Representative of Parent and Seller available to participate in informational meetings, assisting with the preparation of an information package in connection with such financing, including the syndication of any loans to be funded in connection with the transactions contemplated by this Agreement, cooperating with respect to matters relating to bank collateral to take effect as of the Closing in connection with such financing (including the pledge of the Purchased Assets by Purchaser and the obtaining of authorizations, consents and approvals required under any Real Property Lease in order to subject the leasehold interest represented thereby to Liens in favor of any lenders providing such financing), using its commercially reasonable efforts to obtain customary “comfort” letters and legal opinions and executing and delivering such documents, certificates, agreements and other writings as shall take effect as of the Closing and as are reasonably requested in connection therewith.  Without limiting the generality of the foregoing, Purchaser shall use its commercially reasonable efforts to obtain such debt financing.  Nothing herein shall require any Party to take any action that would reasonably be expected to have a material adverse effect on such Party.

5.4           Notices of Certain Events.  Prior to the Closing Date, each of Seller and Purchaser shall promptly notify the other of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Acquisition;

(b)           any material notice or other material oral or written communication from any Governmental Authority in connection with the Acquisition;

(c)           any change that has a Material Adverse Effect, or could delay or impede the ability of either Seller or Purchaser to perform its obligations under this Agreement and to consummate the Acquisition;

(d)           the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and

(e)           any material failure of any Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder.

5.5           Public Announcements.  From and after the date of this Agreement until the Closing Date, Kerr and Purchaser, on the one hand, and Seller, on the other hand, agree not to make any public announcement or other disclosure concerning this Agreement or the transactions contemplated herein without obtaining the prior consent of the other Party as to form, content and timing (such consent not to be unreasonably withheld); provided, however, that the foregoing shall not restrict (a) any Party (or Parent) from making any public announcement or disclosure as may be required by applicable Law (including the rules of any stock exchange or other self-regulated body) on advice of a nationally recognized securities law firm that such Party is reasonably obliged to make public announcements or disclosure or (b) Seller from informing its employees and agents about this Agreement and the transactions contemplated hereby, provided that Kerr and Purchaser shall be permitted reasonable opportunity to comment upon the initial proposed communication to Seller’s employees and agents before release.

5.6           Access to Information; Confidentiality.

(a)           From and after the date of this Agreement until the Closing Date, upon reasonable notice and subject to applicable Law relating to the exchange of information and to confidentiality obligations of Seller entered into prior to the date hereof, Seller shall afford to Purchaser’s Representatives access during normal business hours to the employees of Seller and to such properties, books, computer systems, records, contracts, commitments and other information of Seller relating to the Business as Purchaser may reasonably request, but excluding books, computer systems, records, contracts, commitments and information primarily related to the sale of the Business, the Excluded Assets or the Retained Liabilities.  In the event that Purchaser’s due diligence reveals any condition of the Real Property or the premises demised under the Real Property Leases that in Purchaser’s judgment requires disclosure to any Governmental Authority, Purchaser shall immediately notify Seller thereof.  In such event, Seller, and not Purchaser or any Person acting on Purchaser’s behalf, shall make such disclosures to the extent Seller reasonably deems appropriate.  Notwithstanding the foregoing, Purchaser may disclose matters concerning the Real Property to a Governmental Authority on written advice of a nationally-recognized law firm that Purchaser is reasonably obliged to make such disclosure if Purchaser gives Seller not less than ten (10) days prior written notice of the proposed disclosure, together with a copy of such written advice.

(b)           Purchaser acknowledges that the information provided to Purchaser and its Representatives in connection with the Acquisition and this Agreement is subject to, and Purchaser shall, and shall cause its Representatives to, fully comply with the provisions of, that certain Confidentiality Agreement, dated as of February 6, 2003, between Purchaser and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by this reference.  Notwithstanding the foregoing, following the Closing Date, any information with respect to the Business that is included in the Purchased Assets shall not be subject to the Confidentiality Agreement.

(c)           From and after the Closing Date, Parent, Seller and any Representatives of Parent or Seller shall maintain in confidence and not use or disclose to any third party any confidential or proprietary information regarding the business operations, product formulations, ingredients or processes, technical know-how or data, specifications, finances or other business matters of Seller which information constitutes any part of the Purchased Assets; provided, that nothing in this Section 5.6(d) shall apply to information that (i) is in the public domain, (ii) is independently developed by such Person after the Closing, or (iii) is disclosed to the recipient by a third party which has no duty of confidentiality to Purchaser or its Affiliates.  Upon discovery by Parent, Seller or any of their respective Representatives that such Person is in possession of any such confidential or proprietary information, such Person shall promptly return all such information to Purchaser, without retaining any copies thereof except for copies that such Person is required to retain by applicable Law.  Parent and Seller shall be responsible for ensuring the compliance of their respective Representatives with the obligations in this Section 5.6(d).  If Parent, Seller or their respective Representatives receive a request or are required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of such confidential or proprietary information, Parent and Seller, as the case may be, agree to, or will ensure that their respective Representatives, promptly notify Purchaser of the existence, terms and circumstances surrounding such request so that Purchaser may seek a protective order or other appropriate remedy.

(d)           Notwithstanding any provision herein to the contrary, each Party and each of the respective employees, representatives and agents of each Party are hereby expressly authorized to disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement and the Transaction Documents, provided that the confidentiality provisions of this Agreement shall continue to apply to the extent that any information (e.g., names of the Parties) is not relevant to understanding the tax treatment or tax structure of the transactions contemplated hereby.

5.7           Expenses.  Except as otherwise specifically provided in this Agreement, each Party shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Acquisition, including all fees and expenses of such Party’s Representatives, provided that:

(a)           Purchaser shall pay all fees required in connection with the filing of the Notification and Report Form under the HSR Act; and

(b)           Seller shall pay all recording fees, sales taxes, transfer taxes and similar taxes imposed upon transfer of the Purchased Assets pursuant to this Agreement.

5.8           Title and Survey Matters.

(a)           Seller has delivered to Purchaser, and Purchaser has reviewed and approved the following:  (i) the owner’s title commitments identified on Schedule 5.8, as the same have been supplemented or updated prior to the dated hereof (collectively, the “Commitments”) for the Real Property prepared by First American Title Insurance Company (the “Title Company”); (ii) copies of all documents supporting exceptions (“Exceptions”) set forth in the Commitments; and (iii) a copy of the existing surveys for the Real Property identified on Schedule 2.1(a)(i) (collectively, the “Surveys”) (such Commitments, Exceptions, and Surveys collectively, the “Title Documents”).  The following matters are hereby approved by Purchaser (collectively, the “Permitted Exceptions”):  (A) all exceptions to title shown on the Commitments and all matters shown on the Surveys; (B) all of the contracts, leases and other agreements listed as Items 1 through 106 on Schedule 2.1(e); (C) the Lien of non-delinquent

Taxes (it being agreed by Purchaser and Seller that if any Tax is levied or assessed with respect to the Real Property for public improvements that will benefit the Real Property subsequent to the date of this Agreement and Seller has the election to pay such Tax either immediately or under a payment plan with interest, Seller may elect to pay under a payment plan, which election shall be binding on Purchaser); (D) all printed exceptions and exclusions contained in the form of the Title Policies to be issued at Closing; and (E) any matters caused or created by, or otherwise approved or consented to in writing by, Purchaser.

(b)           Purchaser shall have the right to object in writing to any title matter that is not a Permitted Exception (other than any matter falling within subsection (E) of the definition of Permitted Exceptions) which may appear on supplemental title commitments or updates to the Commitments issued after the date of the respective Commitments (collectively, “Other Liens”) within five (5) days after receipt thereof (together with a copy of such new exception) by Purchaser.  Unless Purchaser shall timely object to such Other Liens, all such Other Liens which are set forth in any such supplemental commitments or updates shall be deemed to constitute additional Permitted Exceptions.  Any exceptions which are timely objected to by Purchaser shall be herein collectively called the “Title Objections.”  Seller may elect (but shall not be obligated) to remove, or cause to be removed at its expense, any Title Objections, and shall be entitled to a reasonable adjournment of the Closing (not to exceed a period of thirty (30) days) for the purpose of such removal, which removal will be deemed effected by the issuance of title insurance eliminating the Title Objections or insuring against the effect of the Title Objections; provided, however, Seller shall be obligated to remove or bond over any and all Liens for borrowed money, mechanics’ and materialmen’s liens, tax liens and any Liens resulting from the failure to satisfy an obligation when due, in each case affecting any Real Property, on or before the Closing Date.  Seller shall notify Purchaser in writing within five (5) days after receipt of Purchaser’s notice of Title Objections whether Seller elects to remove the same.  If Seller fails to remove any Title Objections prior to the Closing, Purchaser may elect either to:  (i) terminate this Agreement or (ii) waive such Title Objections, in which event such Title Objections shall be deemed additional “Permitted Exceptions” and the Closing shall occur as herein provided (A) with a reduction of or credit against the Purchase Price as the Parties may agree or (B) subject to Purchaser’s right to indemnification pursuant to Section 9.2.

(c)           If on the Closing Date there are any Title Objections which Seller has elected to remove, Seller may use any portion of the Purchase Price to satisfy the same; provided Seller shall either deliver to Purchaser at Closing instruments sufficient to cause such Title Objections to be released of record, together with the cost of recording or filing such instruments, or cause the Title Company to omit as an exception, the same, without any additional cost to Purchaser, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

5.9           No Recording.  The provisions of this Agreement shall not constitute a Lien on the Real Property.  Neither Purchaser nor any of its Representatives shall record or file this Agreement or any notice or memorandum hereof in any public records.  If Purchaser breaches the foregoing provision, this Agreement shall, at Seller’s election, terminate.

5.11         Intentionally Omitted

5.12         Intentionally Omitted

5.13         Patent Transfer.  Prior to the Closing, Parent shall assign to Seller all of Parent’s rights in and to the patents identified as Items 3, 5, 6, and 7 on Schedule 2.1(g) pursuant to valid and effective assignment documentation in form and substance reasonably acceptable to Purchaser.

5.14         Price Decrease Notification.  Seller shall notify Purchaser within three Business Days after offering any price decrease in excess of 1% to any customer, which notice shall include the name of the customer, the products for which the decrease was made and the amount of the decrease.

ARTICLE VI

CONDITIONS TO CLOSING

6.1           Conditions to the Obligations of Seller and Purchaser.  The obligations of Seller and Purchaser to consummate the Acquisition are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions on or prior to the Closing Date:

(a)           No Injunction.  No provision of any applicable Law shall be in effect and no interlocutory, appealable or final order shall have been issued that prohibits or restricts the consummation of the Acquisition.

(b)           HSR.  All waiting periods applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the Acquisition, which action shall not have been withdrawn or terminated.

6.2           Conditions to Obligation of Seller.  The obligation of Seller to consummate the Acquisition is subject to the fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in whole or in part by Seller:

(a)           Accuracy of Representations and Warranties.  Each of the representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects (other than representations and warranties subject to “materiality” qualifiers, which shall be true and correct as stated) when made and on and as of the Closing as if made at and as of the Closing; provided, that representations and warranties which address matters only as of a certain date shall have been true and correct in all material respects (other than representations and warranties subject to “materiality” qualifiers, which shall be true and correct as stated) as of such certain date.

(b)           Performance.  Purchaser shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c)           Deliveries to Seller.  Purchaser shall have delivered to Seller the following:

(i)            A certificate, dated the Closing Date, of an executive officer of Purchaser confirming the matters set forth in Section 6.2(a) and (b);

(ii)           A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Purchaser certifying, that attached or appended to such certificate:  (A) is a true and correct copy of the certificate of formation of Purchaser, and all amendments thereto; (B) is a true copy of all limited liability company actions taken by it, including actions of its sole member, authorizing the consummation of the Acquisition and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Purchaser pursuant hereto; and (C) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and the other Transaction Documents to which Purchaser is a party;

(iii)          A counterpart of the Assignment and Assumption Agreement duly executed by Purchaser;

(iv)          A certificate of good standing from the appropriate state agency, dated as of a recent date, certifying that Purchaser is in good standing in the State of Delaware;

(v)           A counterpart of a transition services agreement, in the form attached as Exhibit D (the “Transition Services Agreement”), duly executed by Purchaser;

(vi)          A counterpart of a supply agreement in the form agreed upon by Kerr and Parent (the “Supply Agreement”), duly executed by Kerr; and

(vii)         A certificate setting forth the “Base Purchase Price” (the “Base Purchase Price”).

(d)           Real Property Deliveries.  Purchaser shall have delivered to Seller the following:

(i)            A counterpart of an assignment and assumption of each of the Real Property Leases in the form attached as Exhibit F or in the form required by the applicable Real Property Lease (each, an “Assignment of Lease”); and

(ii)           If applicable, duly completed and executed real estate transfer tax declarations.

(e)           Withholding Tax Estimate.  At least three Business Days before the Closing Date, Purchaser shall have delivered to Seller a good faith estimate of the Withholding Taxes.

(f)            Consents.  Seller shall have obtained the third party consents to the assignment of the contracts listed on Schedule 6.2(f).

6.3           Conditions to Obligation of Purchaser.  The obligations of Kerr and Purchaser to consummate the Acquisition is subject to the fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in whole or in part by Kerr and Purchaser:

(a)           Accuracy of Representations and Warranties.  Each of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects (other than representations and warranties subject to “materiality” qualifiers, which shall be true and correct as stated) when made and on and as of the Closing as if made at and as of the Closing; provided, that representations and warranties which address matters only as of a certain date shall have been true and correct in all material respects (other than representations and warranties subject to “materiality” qualifiers, which shall be true and correct as stated) as of such certain date.

(b)           Performance.  Seller shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c)           No Material Adverse Effect.  During the period from the date hereof to the Closing Date, there shall not have occurred and be continuing any Material Adverse Effect.

(d)           Deliveries by Seller.  Seller shall have delivered to Purchaser the following:

(i)            A certificate, dated the Closing Date, of an executive officer of Seller confirming the matters set forth in Section 6.3(a), (b) and (c);

(ii)           A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Seller certifying, among other things, that attached or appended to such certificate:  (A) is a true and correct copy of the charter and by-laws of Seller, and all amendments thereto; (B) is a true copy of all corporate actions taken by it, including resolutions of its board of directors and sole stockholder, authorizing the consummation of the Acquisition and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Seller pursuant hereto; and (C) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and the other Transaction Documents to which Seller is a party;

(iii)          A counterpart of the Assignment and Assumption Agreement duly executed by Seller;

(iv)          Certificates of good standing from the appropriate state agencies, dated as of a recent date, certifying that Seller is in good standing in the State of Maryland and in each jurisdiction in which Seller is qualified to do business as a foreign corporation;

(v)           An affidavit certifying, under penalties of perjury, Seller’s United States taxpayer identification number and that Seller is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code;

(vi)          Any certificates, affidavits or forms necessary to comply with or to reduce state withholding Taxes.

(vii)         A counterpart of the Transition Services Agreement, duly executed by Seller;

(viii)        A counterpart of the Supply Agreement, duly executed by Seller;

(ix)           A bill of sale for the Tangible Personal Property, in the form attached as Exhibit G, duly executed by Seller;

(x)            Original certificates of title to all vehicles included in the Purchased Assets, executed by Seller to the extent necessary to reflect the assignment by Seller to Purchaser of such assets;

(xi)           Articles of Transfer or other transfer document executed by Seller to the extent such transfer document is required to be filed with any Governmental Authority upon consummation of the Acquisition; and

(xii)          Valid and effective assignment documentation, in form and substance reasonably acceptable to Purchaser, of any rights to the Intellectual Property that are included in the Purchased Assets.

(e)           [Intentionally Omitted]

(f)            Real Property Deliveries.  Seller shall have delivered to Purchaser the following:

(i)            Special warranty deeds, grant deeds or quitclaim deeds, in the form attached as Exhibit H, duly executed by Seller, in favor of Purchaser, in recordable form, transferring good and valid fee simple title to the Real Property to be conveyed by Seller to Purchaser hereunder, subject only to Permitted Exceptions, and such affidavits or other customary instruments as the Title Company or Purchaser may reasonably request;

(ii)           A counterpart of each Assignment of Lease duly executed by Seller; and

(iii)          If applicable, duly completed and executed real estate Tax declarations.

(g)           Title Company Deliveries.  The Title Company shall have delivered to Purchaser (and if applicable, Purchaser’s lenders) an owner’s (or lender’s) form of title insurance policy (or a mark-up commitment therefor) in the form of the Title Commitments (each, a “Title Policy”), in the amount of the Purchase Price applicable to the Real Property insured by such Title Policy, insuring that fee simple title to the Real Property is vested in Purchaser or its nominee subject only to the Permitted Exceptions.

(h)           Consents.  Seller shall have obtained the third party consents to the assignment of the contracts listed on Schedule 6.3(h) and the pledges of leasehold interests as reasonably requested by Kerr and Purchaser pursuant to Section 5.3.

(i)            Financing.  Kerr and Purchaser shall have received the financing contemplated by either or both of the commitment letters referred to in Section 4.7.

(j)            Liens.  Seller shall have removed all Liens on the Purchased Assets other than Permitted Liens.

(k)           Evidence of Patent Transfer.  Seller shall have provided evidence in a form reasonably satisfactory to Purchaser that all patents referred to in Section 5.12 have been transferred to Seller pursuant to Section 5.12.

ARTICLE VII

TERMINATION; EFFECT OF TERMINATION

7.1           Termination of Agreement.  This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing:

(a)           by mutual written consent of Seller and Purchaser;

(b)           after September 15, 2003, by either Seller or Purchaser, if the Closing has not occurred by that date; provided, however, that Seller shall have the right to extend such date in accordance with Section 5.8(b); provided, further, that such date shall be extended to 120 days after a second request, if any, by the Department of Justice or the Federal Trade Commission in connection with the filing of a Notification and Report Form pursuant to the HSR Act; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by Seller, upon written notice, if any representation or warranty of Purchaser shall have become untrue such that the condition set forth in Section 6.2(a) would not be satisfied or if Purchaser shall have materially breached any agreement, obligation or covenant such that the condition set forth in Section 6.2(b) would not be satisfied; provided that if the inaccuracy in Purchaser’s representations and warranties or the breach of Purchaser’s agreement, obligation or covenant is curable through the exercise of Purchaser’s commercially reasonable efforts, then Seller may not terminate this Agreement for thirty (30) days after Seller shall have given written notice of such inaccuracy or breach to Purchaser (so long as Purchaser continues to use commercially reasonable efforts to cure the inaccuracy or breach during such period), it being understood that Seller may not terminate this Agreement if Purchaser cures such inaccuracy or breach within such thirty (30) day period;

(d)           by Purchaser, upon written notice if any representation or warranty of Seller shall have become untrue such that the condition set forth in Section 6.3(a) would not be satisfied or if Seller shall have materially breached any agreement, obligation or covenant such that the condition set forth in Section 6.3(b) would not be satisfied; provided that if the inaccuracy in Seller’s representations and warranties or the breach of Seller’s agreement, obligation or covenant is curable through the exercise of Seller’s commercially reasonable efforts, then Purchaser may not terminate this Agreement for thirty (30) days after Purchaser shall have given written notice of such inaccuracy or breach to Seller (so long as Seller continues to use commercially reasonable efforts to cure such inaccuracy or breach during such period), it being understood that Purchaser may not terminate this Agreement if Seller cures such inaccuracy or breach within such thirty (30) day period;

(e)           by Purchaser or Seller if there shall be any Law that makes consummation of the Acquisition illegal or otherwise prohibited, or if any order of any Governmental Authority enjoining Purchaser or Seller from consummating the Acquisition is entered and such order shall have become final and nonappealable; or

(f)            by Purchaser, to the extent permitted by Section 5.8(b) if Seller fails to remove any Title Objections.

7.2           Effect of Termination; Right to Proceed.

(a)           In the event that Seller can demonstrate by a preponderance of the evidence that, prior to the execution of this Agreement by the Parties, Richard Hofmann, Lawrence Caldwell, Robert Rathsam, Timothy Guhl, Kathy Kruse or Megan Petry had actual knowledge of any facts and circumstances that would constitute a breach of or inaccuracy in any representation or warranty of Seller contained in Article III hereof, and such facts and circumstances were not within the Knowledge of Seller as of the execution of this Agreement by the Parties, then Purchaser shall not be entitled to seek indemnification for such breach or inaccuracy pursuant to Section 9.2(a).

(b)           In the event that this Agreement is terminated pursuant to Section 7.1(a), (b), (e) or (f), all further obligations of the Parties shall terminate without further liability of either Party (except for obligations under this Section 7.2, Sections 5.5, 5.6 and 5.7 and Articles I, IX and X); provided that termination shall not relieve any party of liability for any breach of this agreement occurring before such termination.

(c)           Subject to Section 7.2(a), upon termination of this Agreement for breach pursuant to Section 7.1(c) or (d):  (i) the breaching Party shall be liable to the non-breaching Party for any breach of any representation, warranty, covenant or agreement of such breaching Party existing at the time of termination and (ii) the non-breaching Party may seek such remedies, including damages against the breaching Party, with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.  The agreements contained in Sections 3.17, 4.5, 5.5, 5.6, 5.7, 10.5 and 10.6 and Articles I, IX and X shall survive the termination hereof.

(d)           In the event that a condition precedent to a Party’s obligation is not met, nothing contained herein shall be deemed to require any Party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Acquisition.

ARTICLE VIII

POST-CLOSING COVENANTS

8.1           Certain Transitional Matters.  From and after the Closing Date:

(a)           Purchaser shall have the right and authority to collect for Purchaser’s own account all accounts or notes receivable which are included in the Purchased Assets;

(b)           Purchaser shall have the right and authority to retain and endorse without recourse the name of Seller on any check or any other evidence of indebtedness received by Purchaser on account of any accounts receivable which are included in the Purchased Assets;

(c)           Seller shall promptly transfer and deliver to Purchaser any cash or other property, if any, that Seller may receive which constitutes Purchased Assets; and

(d)           Purchaser shall promptly transfer and deliver to Seller any cash or other property, if any, that Purchaser may receive which constitutes Excluded Assets.

8.2           Transfer and Retention of Transferred Employees; Employee Benefits.  On the Closing Date, Seller shall terminate all Persons who are employed by Seller as of such date, excluding only those Persons who are on short- or long-term disability leave as of such date (the “Terminated Employees”).  Purchaser shall offer employment, from and after the Closing Date, on an at-will basis (but shall not be restricted from entering into employment agreements with any Terminated Employee) to all Terminated Employees. In addition, if any Person who was on short- or long-term disability leave from Seller returns to work for Seller on a date that is within six months of the Closing Date, and provides the proper medical authorization to resume work, Purchaser shall offer employment to such Person as of the date of such Person’s return to work; provided that Purchaser shall not be obligated to offer employment to more than 20 such employees, taking into account all such employees hired by Purchaser from Seller or any Affiliate of Seller.  Employees of Seller who are not offered employment with Purchaser as of the Closing Date shall continue as employees of Seller and to be covered under Seller’s employee benefit plans and programs in accordance with the terms of such plans and programs.  Seller shall cash-out each Terminated Employee with respect to such Terminated Employee’s accrued and unused vacation as of the Closing Date.  On and after the Closing Date, Purchaser shall arrange for each employee of Seller who becomes an employee of Purchaser or any Affiliate of Purchaser (each, a “Transferred Employee”) to participate in such active counterpart employee benefit plans, programs, and arrangements in which similarly situated employees of Purchaser and its Affiliates participate from time to time (the “Counterpart Plans”), in accordance with the eligibility criteria thereof, provided that such Transferred Employees shall: (a) receive full credit for years of service prior to the Closing Date for all purposes for which such service was recognized under the Plans, provided that such crediting of service shall not result in the duplication of benefits (such as pension benefits, accrued vacation, etc.), and (b) to the extent Counterpart Plans are maintained by Purchaser or its Affiliates, participate in such Plans on terms no less favorable, in the aggregate, than those offered to similarly-situated employees of the Purchaser and its Affiliates.  Purchaser or its Affiliates shall give credit under those of its Counterpart Plans that are welfare benefit plans for all co-payments, deductibles and out-of-pocket maximums satisfied by Transferred Employees (and their eligible dependents) in respect of the calendar year in which the Closing occurs.  Purchase or its Affiliates shall waive all pre-existing conditions (to the extent waived under the applicable Plans of the Seller) that would otherwise be applicable to Transferred Employees under the Counterpart Plans in which Transferred Employees of the Seller or Affiliates become eligible to participate on or following the Closing Date.  Purchaser will retain the Transferred Employees for such period as may be necessary, when considered together with any employees discharged by Seller prior to Closing, to avoid, with respect to any facility operated by Seller in the Business:  (a) a “plant closing,” “mass layoff,” “layoff,” “relocation” or “termination” of “employees” (as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or California Labor Code Section 1400, et seq., effective January 1, 2003); or (b) any liability to Seller under any Law which would reasonably be expected to arise from any actual or anticipated termination of employees by Purchaser after Closing, provided Seller has provided Purchaser (i) by July 1, 2003 with an accurate list of employees terminated by Seller within 180 days prior to and including such date and (ii) on the Closing Date with an accurate list of employees terminated by Seller within 180 days prior to and including the Closing Date.  No assets, liabilities or reserves relating to any Seller Plan will be transferred in connection with this Agreement from Seller or its Affiliates or any Seller Plan to Purchaser or its Affiliates or any employee benefit plan of Purchaser or its Affiliates; provided, however, that the plan administrator of an applicable Counterpart Plan shall accept rollover contributions from an appropriate Plan to the extent such rollover contributions comply with the terms of such Counterpart Plan and the plan administrator of such Counterpart Plan reasonably concludes that the contribution is a valid rollover contribution.

8.3           Non-Competition Covenant.  Seller and Parent shall not, directly or indirectly, within North America, South America and Europe, for a period of five (5) years after the Closing Date, engage in the business of manufacturing, marketing or distributing to third parties molded closures and flexible plastic packaging for the healthcare, personal care, health and beauty, pharmaceutical, household chemical, automotive, industrial and dentifrice industries; provided, however, that the foregoing shall not restrict (a) Seller’s and Parent’s ownership, operation or control of any entity acquired by Seller or Parent after the Closing Date (an “Acquired Entity”) if the gross revenues of such entity attributable to products, the production, marketing or sale of which would otherwise violate the terms of this Section 8.3, (i) do not exceed five percent (5%) of the net revenues of the Acquired Entity for the twelve (12) month period ending on the last day of the last fiscal quarter preceding the date of the definitive agreement providing for such acquisition for which such results of operation are available and (ii) do not exceed $25,000,000, or (b) the direct or indirect ownership by Seller of five percent (5%) or less of any entity whose securities have been registered under the Securities Act of 1933 or under the Securities Exchange Act of 1934 or the securities Laws of any other jurisdiction.  For the avoidance of doubt, nothing in this Section 8.3 shall restrict Parent or any Affiliate of Parent from developing, purchasing, marketing, distributing or otherwise dealing in any products to be sold to third parties by Parent or such Affiliate which incorporate such molded closures or flexible plastic packaging.  Further, for a period of five (5) years after the Closing Date, Seller and Parent shall not, directly or indirectly solicit, request, cause or induce Steven Rafter or James Farley to leave the employ of or otherwise terminate his relationship with the Purchaser nor shall Seller hire or seek to hire any such person while he is employed by the Purchaser.  Seller acknowledges that Purchaser shall be entitled to seek equitable relief from a court of competent jurisdiction restraining any breach by Seller of this Section 8.3.

8.4           Trademarks, Etc..  As promptly as practicable after the Closing, Purchaser shall revise trademarks and product literature, change signage and stationery and otherwise discontinue use of all intellectual property constituting Excluded Assets and all Affiliate Marks (collectively, “Excluded Intellectual Property”); provided, however, that for a period of forty-

five (45) days from the Closing Date, Purchaser may consume stationery and similar supplies and may sell inventory on hand as of the Closing Date which contain such Excluded Intellectual Property so long as such items are, as promptly as practicable after the Closing Date, overstamped or otherwise appropriately indicate that the Business is then owned by Purchaser.  Without limiting the foregoing, Purchaser shall, and shall cause each of its Affiliates to, (i) no later than the close of business on the business day following the Closing Date, discontinue affixing in any manner whatsoever such Excluded Intellectual Property to any Product and (ii) no later than the close of business on the forty-fifth (45th) calendar day after the Closing Date, discontinue selling, shipping and delivering any product having such Excluded Intellectual Property affixed thereto in any manner whatsoever.

8.5           Tax Covenants.

(a)           From and after the Closing, each of Seller and Purchaser shall cooperate with the other in connection with Tax matters relating to the Business and the Purchased Assets, including:  (i) the preparation and filing of Tax Returns; (ii) the determination of a Party’s liability for Taxes and the amounts of any Taxes due or of a Party’s right to a refund of Taxes and the amount of any such refund; (iii) the examination of Tax Returns; and (iv) the conduct of any administrative or judicial proceedings in respect of Taxes assessed or proposed to be assessed.  Subject to Section 5.6(b), such cooperation shall include each Party making all information and documents in its possession relating to the Business and Purchased Assets available to the other Party.

(b)           The Parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any Party, any extension thereof) of the Tax period to which such Tax Returns and other documents and information relate.  Each Party shall also make available to the other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.  Any information or documents provided under this Section 8.5(b) shall be kept confidential by the party receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with administrative or judicial proceedings relating to Taxes.

(c)           In the event any Governmental Authority with responsibility for Taxes informs Seller or Purchaser of any notice of proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the other Party may incur liability hereunder, the Party so informed shall promptly notify the other Party of such matter.  Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from such Governmental Authority with respect to such matter.  If an Indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to provide the Indemnifying Party prompt notice of such asserted Tax liability, then (i) if the Indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for Taxes arising out of such asserted Tax liability, and (ii) if the Indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to provide prompt notice results in a monetary detriment to the Indemnifying Party, then any amount which the Indemnifying Party is otherwise required to pay the Indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

(d)           Seller and Purchaser agree that Purchaser has purchased substantially all the property used in Seller’s trade or business, and in connection therewith, Purchaser shall employ Transferred Employees who immediately before the Closing Date were employed in such trade or business by Seller.  Accordingly, Seller shall provide Purchaser with all necessary and accurate payroll records for the calendar year which includes the Closing Date.  Furthermore, pursuant to Rev. Proc. 96-60, 1996-2 C.B. 399, if Purchaser elects, each Party shall comply with the requirements provided in the alternative procedure under Rev. Proc. 96-60, pursuant to which Purchaser shall furnish a Form W-2 to each employee employed by Purchaser who had been employed by Seller disclosing all wages and other compensation paid for such calendar year, and Taxes withheld therefrom, and Seller shall be relieved of the responsibility to do so.  If Purchaser does not elect such alternative procedure, each Party shall comply with the requirements provided in the standard procedure under Rev. Proc. 96-60.

8.6           Records; Retention.  Following the Closing, each of Purchaser and Seller shall afford the other and its Representatives reasonable access during normal business hours to, and (if permitted by law) the right to make copies and extracts from, the books, records and other data in Purchaser’s or Seller’s possession relating to the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities and the Retained Liabilities with respect to periods prior to the Closing Date, at the requesting Party’s expense, to the extent that such access may be requested by Purchaser or Seller for any business purpose, including to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against Purchaser, Seller or their respective Affiliates.  Purchaser and Seller agree that for a period of seven (7) years following the Closing Date, such Party shall not destroy or otherwise dispose of any such books, records or data in its possession without (a) giving the other at least sixty (60) days’ prior written notice of such intended disposition and (b) offering to deliver to the other, at the other’s expense, custody of any or all of the books, records and data that such Party intends to destroy.

8.7           Designated Reporting Person.  In order to assure compliance with the requirements of Section 6045 of the Code (and any related reporting requirements), the Parties agree as follows:

(a)           If the Title Company executes a statement in writing, in form and substance reasonably acceptable to the Parties, pursuant to which the Title Company agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, Seller and Purchaser shall designate the Title Company as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Reporting Person”).  If the Title Company refuses to execute a statement pursuant to which it agrees to be the Reporting Person, Seller and Purchaser agree to appoint another third party mutually satisfactory to the Parties as the Reporting Person.

(b)           Seller and Purchaser hereby agree:

(i)            to provide to the Reporting Person all information and certifications regarding such Party, as reasonably requested by the Reporting Person or otherwise required to be provided by a Party under Section 6045 of the Code; and

(ii)           to provide to the Reporting Person such Party’s taxpayer identification number and a statement (on IRS Form W-9 or an acceptable substitute form, or on any other form the Code might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such Party to the Reporting Person is correct.

(c)           Each Party agrees to retain a copy of this Agreement for not less than four (4) years from the end of the calendar year in which the Closing occurs and to produce such copy to the IRS upon a valid request therefor.

8.8           Further Assurances.  Seller hereby agrees, without further consideration, to execute and deliver following the Closing such other instruments of transfer and take such other action as Purchaser or its counsel may reasonably request in order to put Purchaser in possession of, and to vest in Purchaser, good and valid title to the Purchased Assets in accordance with this Agreement and to consummate the Acquisition.  Purchaser hereby agrees, without further consideration, to take such other action following the Closing and execute and deliver such other documents as Seller or its counsel may reasonably request in order to consummate the Acquisition in accordance with this Agreement.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1           Expiration of Representations and Warranties.  The representations and warranties in this Agreement (other than the representations and warranties contained in Sections 3.1, 3.2, 3.3(a) and (b), 3.8(e), 3.15(b) and (c), 3.16, 3.17, 3.18, 3.19, 3.23, 3.24 and 3.25) shall survive the Closing until the second anniversary of the Closing Date, at which time they shall terminate; provided that (i) the representations and warranties contained in Sections 3.1, 3.2, 3.3(a) and (b), 3.8(e), 3.17 and 3.23 shall survive the Closing indefinitely and (ii) the representations and warranties contained in Sections 3.15(b) and (c), 3.16, 3.18, 3.19, 3.24 and 3.25 shall survive the Closing until ninety (90) days after the expiration of the relevant statute of limitations.

9.2           Indemnification by Seller.  Subject to the limitations set forth in Section 7.2(a) and this Article IX, Seller shall indemnify, defend, save and hold Kerr, Purchaser, and their respective Affiliates and the Representatives of any of them (collectively, “Purchaser Indemnitees”) harmless from and against any and all Losses incurred by any Purchaser Indemnitee (except to the extent included in the Assumed Liabilities) arising out of:

(a)           Seller’s breach or the failure of any representation or warranty contained in this Agreement (such breach or failure to be determined without giving effect to any qualifications for “Knowledge,” “materiality” or “Material Adverse Effect” contained in any representation or warranty) and any action, suit or proceeding arising out of such breach or failure;

(b)           Seller’s breach of any covenant or agreement made by Seller in or pursuant to this Agreement and any action, suit or proceeding arising out of such breach;

(c)           Seller’s failure to pay, perform or discharge when due any of the Retained Liabilities and any action, suit or proceeding arising out of such failure;

(d)           Seller’s operation of the Business or any event relating to or arising out of Seller’s assets (including the Purchased Assets), in each case prior to the Closing, except with respect to the Assumed Liabilities;

(e)           Taxes assessed on, or expenses attributable to, any of the Real Property or the Real Property Leases after the Closing Date for the period prior to the Closing Date (such that Seller shall have borne all real property Taxes and all expenses attributable thereto allocable to the period prior to the Closing Date), in each case net of any amount previously paid under Section 2.5(c).  Notwithstanding the foregoing, an increase in a Real Property Tax assessment as a result of the Acquisition, including the California Supplemental Tax Bill and any similar Taxes, shall not be prorated under this Section 9.2(e) or Section 2.5(c) and shall be the sole liability of Purchaser;

(f)            a third party claim that the conduct of the Business as it is currently conducted infringes U.S. Patent No. *, or any other patent claiming priority over U.S. Patent No.*; or

(g)           a third-party claim by * or any other Person alleging that the conduct of the Business as it is currently conducted with respect to the items at issue in this lawsuit gives rise to liability under the theories alleged in *.

Without limiting the generality of the foregoing, Seller shall indemnify, defend and hold harmless Purchaser Indemnitees from and against all Losses asserted against, resulting to, imposed on, sustained, incurred or suffered by any of Purchaser Indemnitees, directly or indirectly (except to the extent included in the Assumed Liabilities), by reason of or resulting from (i) any claim, action, suit, investigation, arbitration, inquiry, proceeding or litigation involving the Business, Seller or any of Seller’s agents or assets (including the Purchased Assets), in each case arising from events on or prior to the Closing Date but excluding (A) all Assumed Liabilities and (B) Losses to the extent arising from or related to any post-Closing breach or default by Purchaser of or under any Assumed Contract, (ii) any liability of Purchaser Indemnitees arising from the non-compliance with any applicable bulk transfer laws or Article 6 of the Uniform Commercial Code, (iii) any Environmental Claim or pollution or threat to human health or the environment that is related in any way to the management, use, control, ownership or operation of the Business, including all on-site and off-site activities involving Materials of Environmental Concern, and that occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, whether or

*  Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the SEC.  Such portions are omitted from this filing and filed separately with the SEC.

not the pollution or threat to human health or the environment is described in Schedule 3.18, (iv) any and all obligations or liabilities under covenants relating to employment, other than those obligations and liabilities expressly undertaken or assumed by Purchaser hereunder, (v) any and all Taxes of Seller for all taxable periods, whether before, on or after the Closing Date (except to the extent allocated to Purchaser with respect to the Real Property or the Real Property Leases pursuant to Sections 2.5(c) and 9.2(e) of this Agreement), (vi) any and all employee benefits or employment related liabilities relating to any employee benefit plan that is sponsored, maintained or contributed to or required to be contributed to by Seller or any Affiliate of Seller, (vii) arising from any conflict, violation, breach or default by Seller described in Section 3.3(a) or 3.3(b) (without giving effect to any qualifications described in the Schedules or for “Knowledge,” “materiality” or “Material Adverse Effect” contained therein), (viii) Seller’s failing to obtain any consents, approvals, authorizations, permits and filings pursuant to Section 3.4(c) (without giving effect to any qualifications for “Knowledge,” “materiality” or “Material Adverse Effect” contained therein) and (ix) failing to remove any Title Objections pursuant to Section 5.8(b).

9.3           Indemnification by Kerr and Purchaser.  Subject to the limitations set forth in this Article IX, Kerr and Purchaser shall jointly and severally indemnify, defend, save and hold Seller, Seller’s Affiliates and the Representatives of any of them (collectively, “Seller Indemnitees”) harmless from and against any and all Losses incurred by any Seller Indemnitee arising out of:

(a)           Kerr’s or Purchaser’s breach of any representation or warranty contained in this Agreement and any action, suit or proceeding arising out of such breach;

(b)           Kerr’s or Purchaser’s breach of any covenant or agreement made by Kerr or Purchaser in or pursuant to this Agreement (such breach or failure to be determined without giving effect to any qualifications for “Knowledge,” “materiality” or “Material Adverse Effect” contained in any representation or warranty) and any action, suit or proceeding arising out of such breach;

(c)           Kerr’s or Purchaser’s failure to pay, perform or discharge when due any of the Assumed Liabilities and any action, suit or proceeding arising out of such failure;

(d)           any Assumed Liabilities, except for Losses to the extent attributable to a breach by Seller of any Assigned Contract prior to Closing; or

(e)           following the Closing, Purchaser’s operation of the Business or any event relating to or arising out of Purchaser’s assets (including the Purchased Assets).

9.4           Notice of Claims.  Except as provided in Section 8.5, if any Purchaser Indemnitee or Seller Indemnitee (an “Indemnified Party”) believes that it has suffered or incurred any Losses for which it is entitled to indemnification under this Article IX, such Indemnified Party shall so notify the Party from whom indemnification is being claimed (the “Indemnifying Party”) with reasonable promptness and reasonable particularity in light of the circumstances then existing.  If any claim is instituted by or against a third party with respect to which any Indemnified Party intends to claim indemnification under this Article IX, such Indemnified Party shall promptly notify the Indemnifying Party of such claim.  The notice provided by the Indemnified Party to the Indemnifying Party shall describe the claim (the “Asserted Liability”) in reasonable detail and shall indicate the amount (or an estimate) of the Losses that have been or may be suffered by the Indemnified Party.  The failure of an Indemnified Party to give any notice required by this Section 9.4 shall not affect any of the Indemnified Party’s rights under this Article IX or otherwise except and to the extent that such failure is prejudicial to the rights or obligations of the Indemnifying Party.

9.5           Opportunity to Defend Third Party Claims. If any action is brought by a third party against any Indemnified Party, the Indemnifying Party shall be entitled:  (a) to participate in such action and (b) to elect, by written notice delivered to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of notice of the Asserted Liability, to defend, compromise or settle such action, with counsel reasonably satisfactory to the Indemnified Party.  The Indemnified Party shall cooperate with respect to any such participation, defense, settlement or compromise.  The Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of the Indemnified Party’s counsel shall be at the sole expense of the Indemnified Party unless:  (i) the Indemnifying Party shall have authorized in writing employment of such counsel at the expense of the Indemnifying Party; (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to defend such action within thirty (30) days after the Indemnifying Party received notice of the Asserted Liability; (iii) the Indemnified Party shall have reasonably concluded, based upon written advice of counsel, that there are defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party with respect to such different defenses); or (iv) representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding, in any of which events the fees and expenses of one additional counsel shall be borne by the Indemnifying Party.  The Indemnifying Party shall not settle or compromise any action or consent to the entry of a judgment that:  (a) does not provide for the claimant to give an unconditional release to the Indemnified Party in respect of the Asserted Liability; (b) involves relief other than monetary damages; (c) places restrictions or conditions on the operation of the business of the Indemnified Party or any of its Affiliates; or (d) involves any finding or admission of liability or of any violation of Law.  The Indemnifying Party shall not be liable for any settlement of any claim or action effected without its written consent; provided that such consent is not unreasonably withheld.  After payment of any Asserted Liability by the Indemnifying Party, the Indemnified Party, if requested by the Indemnifying Party, shall assign to the Indemnifying Party all rights the Indemnified Party may have against any applicable account debtor or other responsible Person in respect of the Asserted Liability.  If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.  Any expenses of any Indemnified Party for which indemnification is available hereunder shall be paid upon written demand therefor.

9.6           Limitation of Liability.

(a)           Seller shall not be obligated to provide any indemnification under Section 9.2(a) except to the extent the aggregate amount for which it is obligated to provide such indemnification exceeds the sum of $1,000,000, after which Seller shall be obligated to pay the entire amount, beginning with the first dollar of Loss, which is payable pursuant to Section 9.2(a); provided, however, that De Minimis Losses shall not count towards such $1,000,000 amount unless and until the aggregate amount of all De Minimis Losses exceeds $100,000; provided, further, that in the case of any breach of any representation or warranty under Sections 3.1, 3.2, 3.3, 3.6, 3.8(e), 3.16, 3.17, 3.18, 3.19, 3.23 and 3.24, respectively, Seller shall be obligated to provide indemnification for the entire amount of such Loss, beginning with the first dollar of Loss, without regard to whether such loss is a De Minimis Loss and without regard to whether the aggregate amount for which the obligation to provide indemnification under this Article IX exceeds the sum of $1,000,000; provided, further, that in no event shall the aggregate liability of Seller under this Article IX with respect to Seller’s breach of its representations and warranties exceed one-half of the Purchase Price other than for breach of any representation or warranty contained in Sections 3.1, 3.2, 3.3, 3.6, 3.8, 3.16, 3.17, 3.18, 3.19, 3.23 and 3.24, which liability and obligation to indemnify shall be without limitation.

(b)           Kerr and Purchaser shall not be obligated to provide any indemnification under Section 9.3(a) except to the extent the aggregate amount for which they are obligated to provide such indemnification exceeds the sum of $1,000,000, after which Kerr and Purchaser shall be obligated to pay the entire amount, beginning with the first dollar of Loss, which is payable pursuant to Section 9.3(a); provided, however, that De Minimis Losses shall not count towards such $1,000,000 amount unless and until the aggregate amount of all De Minimis Losses exceeds $100,000; provided, further, that in the case of any breach of any representation or warranty under Sections 4.1, 4.2, 4.3(a) or (b), and 4.5, respectively, Kerr and Purchaser shall be obligated to provide indemnification for the entire amount of such Loss, beginning with the first dollar of Loss, without regard to whether such loss is a De Minimis Loss and without regard to whether the aggregate amount for which the obligation to provide indemnification under this Article IX exceeds the sum of $1,000,000; provided, further, that in no event shall the aggregate liability of Kerr and Purchaser under this Article IX with respect to Kerr’s and Purchaser’s breach of their representations and warranties exceed one-half of the Purchase Price other than for breach of any representation or warranty contained in Sections 4.1, 4.2, 4.3(a) or (b), and 4.5, which liability and obligation to indemnify shall be without limitation; provided, further, that the preceding clause shall not limit Purchaser’s obligation or liability with respect to the Assumed Liabilities.

(c)           The provisions of this Article IX shall be the exclusive remedy available to the Seller Indemnitees and the Purchaser Indemnitees after the Closing in the event any such Person shall have a claim with respect to the matters covered by this Agreement, other than with respect to claims involving intentional misrepresentation, fraud, or willful misconduct.

9.7           Effect of Taxes and Insurance.  The amount of any Losses for which indemnification is provided under this Article IX (a) shall be reduced to take account of any net Tax benefit realized, in the year of the Tax payment or the next succeeding taxable year and shall be increased to take account of any net Tax detriment realized, in the year of the Tax payment or the next succeeding taxable year arising from the incurrence or payment of any such Losses or from the receipt of any such indemnification payment determined on a with or without basis and (b) shall be reduced by the insurance proceeds received and any other amount, if any, recovered from third parties by the Indemnified Party (or its Affiliates) with respect to any Losses.  If any Indemnified Party shall have received any indemnification payment pursuant to this Article IX with respect to any Loss, such Indemnified Party shall, upon written request by the Indemnifying Party, assign to such Indemnifying Party (to the extent of the indemnification payment) any claim which such Indemnified Party may have under any applicable insurance policy which provides coverage for such Loss.  Such Indemnified Party shall reasonably cooperate (at the expense of the Indemnifying Party) to collect under such insurance policy.  If any Indemnified Party shall have received any payment pursuant to this Article IX with respect to any Loss and has or shall subsequently have received insurance proceeds or other amounts with respect to such Loss, then such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of the expenses incurred by it in procuring such recovery), but not in excess of the amount previously so paid by the Indemnifying Party.

9.8           Treatment of Indemnity Payments; No Duplication.  Any indemnification payment made pursuant to this Article IX shall be treated, to the extent permitted or required by law, by all Parties as an adjustment to the Purchase Price.  Notwithstanding anything contained in this Article IX to the contrary, Purchaser shall not be entitled to indemnification hereunder to the extent that any Losses were  (i)  included in the calculation of the Working Capital Adjustment or the Final Closing Capital Expenditures (excluding losses resulting from Seller’s breach of any payment or other obligation to any counterparty with respect to any Capital Expenditures) or (ii) offset by an adjustment pursuant to Section 3.3 or 3.4 of the Supply Agreement.

ARTICLE X

GENERAL

10.1         Notices.  All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement or the other Transaction Documents shall be in writing and shall be deemed to have been duly given:  (a) when delivered, if delivered by hand; (b) one (1) Business Day after transmitted, if transmitted by a nationally-recognized overnight courier service; (c) when sent by facsimile transmission, if sent by facsimile transmission which is confirmed; or (d) three (3) Business Days after mailing, if mailed by registered or certified mail (return receipt requested), in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.1):

(a)           If to Seller:

Tubed Products, Inc.

18 Loveton Circle

Sparks, Maryland  21152

Attention:  Corporate Secretary

Telephone:  (410) 771-7563

Fax:  (410) 527-8228

With a simultaneous copy to:

Piper Rudnick LLP

6225 Smith Avenue

Baltimore, Maryland 21209-3600

Attention:  Theodore Segal, Esq.

Telephone:  (410) 580-3000

Fax:  (410) 580-3001

(b)           If to Purchaser:

Kerr Acquisition Sub II, LLC

c/o Kerr Group Inc.

500 New Holland Avenue

Lancaster, Pennsylvania  17602-2104

Attention:  Lawrence C. Caldwell

Telephone:  (717) 390-8439

With a simultaneous copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1100

Palo Alto, California  94301

Attention:  Kenton J. King, Esq.

Telephone:  (650) 470-4500

Fax:  (650) 470-4570

(c)           If to Kerr:

Kerr Group, Inc.

500 New Holland Avenue

Lancaster, Pennsylvania  17602-2104

Attention:  Lawrence C. Caldwell

Telephone:  (717) 390-8439

With a simultaneous copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1100

Palo Alto, California  94301

Attention:  Kenton J. King, Esq.

Telephone:  (650) 470-4500

Fax:  (650) 470-4570

10.2         Severability.  If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this

Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

10.3         Assignment; Binding Effect; Benefit.  No assignment by any Party of its rights nor delegation by any Party of its obligations under this Agreement or any Transaction Document shall be permitted unless Kerr and Purchaser, on the one hand, or Seller, on the other hand, consents in writing thereto, except that Purchaser may (a) assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to Kerr or to any direct or indirect wholly-owned Subsidiary of Kerr, and (b) pledge this Agreement and any of its rights and obligations hereunder in whole or in part to any other Person, in each case without the consent of Seller, provided in each case that no such assignment shall relieve Purchaser of any of its obligations hereunder.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  Notwithstanding anything in this Agreement to the contrary, expressed or implied, this Agreement is not intended to confer any rights or remedies on any Person other than the Parties and their respective successors and permitted assigns.

10.4         Incorporation of Exhibits and Schedules.  All Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.  The disclosures made by the Parties in any Schedule to this Agreement shall apply with the same force and effect to each other Section hereof to which it is reasonably apparent that such disclosures should apply.

10.5         Governing Law; Submission to Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF NEW YORK.  COURTS WITHIN THE STATE OF NEW YORK (LOCATED WITHIN NEW YORK CITY) WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.  THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS.  EACH OF THE PARTIES WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS; OR (C) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

10.6         Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.7         Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

10.8         Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.9         Entire Agreement.  This Agreement (including the Schedules and Exhibits attached hereto) and the other Transaction Documents executed in connection with the consummation of the Acquisition contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

10.10       Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by all of the Parties.  The provisions hereof may be waived only in writing signed by the Party or Parties waiving compliance.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

[Signatures appear on the next page]

EXECUTION

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed in their respective names by their duly authorized representatives as of the date first above written.

KERR GROUP, INC.

By:	/s/ Richard D. Hofmann
Name:	Richard D. Hofmann
Title:	President & CEO

KERR ACQUISITION SUB II, LLC

By:	/s/ Richard D. Hofmann
Name:	Richard D. Hofmann
Title:	President & CEO

Signature Page 1 of 3 to

Asset Purchase Agreement, dated as of June 26, 2003, among

Kerr Group, Inc., Purchaser and Tubed Products, Inc.

TUBED PRODUCTS, INC.

By:	/s/ Robert G. Davey
Name:	Robert G. Davey
Title:	President

Signature Page 2 of 3 to

Asset Purchase Agreement, dated as of June 26, 2003, among

Kerr Group, Inc., Purchaser and Tubed Products, Inc.

GUARANTY

Parent hereby guarantees the prompt payment by Seller of Seller’s indemnification obligations under Section 9.2 of this Agreement.  If Seller defaults in the payment of any such indemnification obligation, Parent shall pay to Purchaser or the applicable Purchaser Indemnitee any damages, costs and expenses that such Person is entitled to recover from Seller by reason of Seller’s default.  Parent acknowledges that the bankruptcy of Seller shall not relieve Parent of its obligations under this Guaranty.  Parent further agrees to the provisions of Sections 5.3 (Consents, Filings and Authorizations; Efforts to Consummate), 5.6 (Access to Information; Confidentiality), 5.12 (Patent Transfer), 8.3 (Non-Competition Covenant) and the last three sentences of Section 3.5 (Financial Statements) of this Agreement.

McCORMICK & COMPANY, INCORPORATED

By:	/s/ Robert G. Davey
Name:	Robert G. Davey
Title:	Executive Vice President

Signature Page 3 of 3 to

Asset Purchase Agreement, dated as of June 26, 2003, among

Kerr Group, Inc., Purchaser and Tubed Products, Inc.